FILED PURSUANT TO RULE 424(B)(3)
EQUISOURCE HOTEL FUND I, LLP
(the “Company”)
Supplement No. 1
To the Prospectus date May 25, 2013

This supplement (the “Supplement”) supplements the Prospectus dated 25th May 2013 (the “Prospectus”) of the Company. Terms defined in the Prospectus have the same meaning when used in this Supplement.

This Supplement is supplemental to, and should be read in conjunction with the Prospectus as well as with our 8-k dated August 7, 2013 and its exhibits thereto.

The Company accepts responsibility for the information contained in this Supplement. To the best of the knowledge and belief of the Company (who has taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

With effect from the date of this Supplement, the Prospectus shall be amended and supplemented in the manner described in this Supplement and each reference in the Prospectus to “Prospectus” shall be read and construed as a reference to the Prospectus as amended and supplemented by this Supplement.

To the extent that there is any inconsistency between (a) any statement in this Supplement or any statement incorporated by reference in the Prospectus by this Supplement and (b) any other statement in or incorporated by reference in the Prospectus, the statements in (a) above will prevail.

The delivery of this Supplement does not imply that the information contained herein is correct at any subsequent date to the date hereof and does not constitute a representation, warranty, or undertaking by the Company or any of its respective affiliates that this information shall be updated at any time after the date of this Supplement.

For a discussion of the risk factors concerning this investment, see "RISK FACTORS" starting on page 12 of our Prospectus.

This is a minimum/maximum offer with the minimum amount we will raise is $1,000,000 prior to spending investor funds.

	Price to Public	Broker Conunissions & Expenses"	Proceeds to Partnership
Per Unit	$1,000	100	$900
Total Minimum	$1,000,000	100,000	$900,000
Total Maximum	$25,000,000	2,500,000	$22,500,000

(1)	We have not entered into any Broker Dealer agreements and our commission and expenses are mere estimates of potential expenses.

Equisource Hotel Fund I, LLP (referred to in this prospectus as the "Partnership", "ESFI", "we", "us", or "our") is a Nevada limited liability partnership formed in September 2012.

Recent Developments

This Prospectus Supplement No. 1 is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2013 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Summary of the Terms of the Offering – Cumulative Distributions

We currently do not have any revenues and thus, it is difficult for us to estimate a dividend yield. However, it is our intent to provide the following distributions if revenues and assets allow. We currently do not have any assets or distributions. The holders of the Units will be entitled to receive, out of funds legally available therefore, quarterly cash dividends when, as and if declared by the General Partner. Dividends will be calculated as a percentage of the purchase price of a Unit, which is $1,000 per Unit. Distribution will be based on the original issuance date. Distributions will be cumulative and will accrue on each Unit on a daily basis from the original issuance date, whether or not earned or declared and whether or not there are net assets or profits of the Partnership legally available for the payment of such dividends. Dividends will be computed on the basis of a 360-day year of twelve 30-day months. Distributions cannot be determined at this time as we have no revenues or assets on which we can clearly estimate such distributions.

Updates of the Company’s “formation” date

Throughout the Prospectus, any references to the Company’s “incorporation” date or “incorporated” are hereby amended to read “formation” or “formed.” The Company was formed by the Managers of the General Partner.

Risk Factors

The Partnership has a limited operating history on which to base an evaluation of an investment in the Units. Our future growth and profits may not equal or exceed our growth or profits in prior periods.

The Partnership is newly formed and has not yet commenced operations and therefore, our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. Because the Partnership has a relatively short operating history, you should not assume that our future results, whether in the near term or over an extended period of time, will be consistent with our historical results. In evaluating an investment, you should consider the performance of others in the hotel investment business, both on a long-term basis and over the period of our operating history. Moreover, investors should consider the fact that we do not own any hotels to date. We cannot predict with any certainty whether, when we do purchase hotels, those hotels will be successful.

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Our Business

Milestones

We intend on accomplishing the following milestones in the next 12 months:

•	April 2013 — Completion of our S-11 registration statement.

•	August 2013 — Completion of first few states for blue sky registration including Texas, Nevada, California, and Arizona.

•	September 2013 — Raise initial $1,000,000.

•	October 2013 — break escrow of the minimum investment and begin to purchase hotel assets that fit the business plan of the Company.

•	November 2013 – December 2013 — continue raising funds. We expect to raise $10 million by this time and deploy the funds accordingly to purchase hotel assets.

•
August 2013 – December 2013 — Search out hotel purchase opportunities. Dispose of those hotel assets (if any) that are prepared for the market place. Seek out additional management for our hotels and the Company to manage volume, if necessary.

•	January 2014 — evaluate the year ended 2013 and our portfolio.

•	May 2014 — close the Offering. We expect to have raised $25,000,000 in cash for the purpose of purchasing hotel assets.

Correction to Limited Liability Partnership Agreement and its references

The Company hereby amends the Prospectus and any references to “Limited Partnership” to read “Limited Liability Partnership.” Please also see our 8-k dated August 7, 2013. Any references to the Partnership Act are amended to mean the Nevada Revised Uniform Partnership Act as the same may be hereafter amended from time to time. Please see our 8-k Current Report dated August 7, 2013.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2013

Equisource Hotel Fund I, LLP

Nevada	7011	46-1009494
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2009 E. Windmill Lane
Las Vegas, NV  89123
____________________

Andrew Jolley
Managing Member
Of EquiSource Management, LLC
General Partner
2009 E. Windmill Lane
Las Vegas, NV  89123
(702) 240-0977
____________________

COPY OF ALL CORRESPONDENCE TO:

Jillian Ivey Sidoti
LAW OFFICE OF JILLIAN SIDOTI
38730 Sky Canyon Drive – Suite A
Murrieta, CA 92563
EMAIL: jillian@jilliansidoti.com
PHONE: 323-799-1342

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Equisource Hotel Fund I, LLP (the “Company”), a Nevada limited liability partnership, in connection with the items described below:

Item 1.01 Entry into a Material Definitive Agreement

Escrow Agreement

On June 10th, 2013, the Company entered into an escrow agreement with VStock Transfer (“VStock”) whereby VStock will act as the escrow agent for the sale of the Company’s securities pursuant to its S-11 Registration Statement deemed effective by the SEC on April 29, 2013.

As escrow agent, VStock will escrow a minimum of $1,000,000 within 120 days in order for subscription funds for the Company’s limited liability partnership interests (“Interests” or “Units”) to be released to the Company.

Administrative Services Agreement

Our General Partner, Equisource Management, LLC, intends to enter into an Administrative Services agreement with the Company to manage the Company’s affairs and administer its securities. In exchange for its services, the General Partners shall receive a fee equaling 1% of the invested capital of the Company, annualized. The General Partner has no intentions of unilaterally amending this agreement. This agreement is hereto attached as an exhibit.

Conversion of Debt to Equity

On July 15, 2013, our General Partner agreed to convert its promissory note (“Note”) of $10,000 into the Company’s equity effectively relinquishing the Note. The conversion will be reflected in our 10q for the quarter ending September 30, 2013.

Limited Partnership Interest Surrender

On July 15, 2013, a Manager of our General Partner, Andrew Jolley, relinquished any and all interest in the limited liability partnership interest that he held. This was pursuant to Nevada law and the Company’s Prospectus dated May 25, 2013.

Additional Paid in Capital

On July 15, 2013 the General Partner entered into an agreement whereby the General Partner agrees to finance the Company with an additional $34,500 prior to the close of the Escrow Account. The General Partner will maintain a capital account balance of a minimum of $50,000 in the Company as a condition of certain state securities regulations.

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ITEM  3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

On July 15, 2013, pursuant to the terms of the Agreement, the Company issued General Partner Interest (100%) of to the General Partner. All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Rule 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 5.03  AMENDMENT TO THE LIMITED LIABILITY PARTNERSHIP AGREEMENT

On July 15, 2013, the General Partner agreed to the following amendments to the Limited Liability Partnership Agreement of the Company.

The General Partner has made the following amendments. The entire Limited Liability Agreement, as amended and restated, is hereby attached as an exhibit:

•	Any references to “Limited Partnership” are amended to read “Limited Liability Partnership”

•	Any references to “Limited Partnership Interests” are amended to read “Limited Liability Partnership Interests”

•	The following paragraphs are added to the Recitals:

o	WHEREAS, the General Partner is defined, herein and pursuant to the rules under NRS 87.180, as the managing partner of the Company; and

o	WHEREAS, the Limited Partners shall act in a limited capacity, without roles in management; and

o	WHEREAS, any reference to “Partnership” or “Limited Partnership” shall mean “Limited Liability Partnership”;

•	We have updated Article 6.2 to read as follows:

o	First, to the Limited Partners, pro rata in accordance with their Capital Account, until all Limited Partners have received an annualized return of seven (7%) percent.

o
Second, to Limited Partners, pro rata in accordance with their Capital Account in the Partnership, in an amount which, thirty percent (30%) of the remaining cash available for distribution in proportion to their respective Capital Account, and;

•	Third, seventy percent (70%) of the remaining cash available for distribution to the General Partner.

•	We have updated Article 8 to include the following reference to the Administrative Services Agreement:

The Manager, as in accordance with a separate Administrative Services Agreement (“Administrative Services Agreement,”) is entitled to a fee equal to one percent (1%) per annum of on the invested capital into the hotel assets owned by the Company.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

1.1	Subscription Agreement
3.2	Amended and Restated Limited Liability Partnership Agreement
10.1	Conversion of Debt to Equity
10.2	Escrow Agreement
10.3	Administrative Services Agreement
10.4	Limited Liability Partnership Interest Surrender
10.5	Additional Paid In Capital

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equisource Hotel Fund I, LLP

Dated: August 7, 2013	By:	/s/ Andrew Jolley
Andrew Jolley
Managing Member of Equisource Management, LLC General Partner

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EXHIBIT 1.1

SUBSCRIPTION AGREEMENT

Equisource Hotel Fund I, LLP
a Nevada Limited Liability Partnership

The undersigned hereby applies to become a Limited Partner in Equisource Hotel Fund I, LLP, a Nevada limited liability partnership (the "Company"), and subscribes to purchase the number of Units herein indicated in accordance with the terms and conditions of the Limited Liability Partnership Agreement (“LLP Agreement”), as amended and the Prospectus, its exhibits, and any supplements thereto.

1.  REPRESENTATIONS AND WARRANTIES. The undersigned represents and warrants as follows:

(a)
I have received, read and fully understood the Prospectus along with any exhibits and supplements thereto and in making this investment I am relying only on the information provided in the Prospectus and any supplements. I have not relied on any statements or representations inconsistent with those contained in the Prospectus, its exhibits, or any supplements.

(b)
I understand that the Units are being offered and sold pursuant to a Prospectus, its exhibits, and any supplements. I acknowledge and understand that the Prospectus, its exhibits, and any supplements depends in part upon the accuracy of the representations and warranties contained herein, which I hereby make with the intent that they may be relied upon by the General Partner.

(c)
My principal residence is in the state of  _____________. Except as hereafter provided, if I am acting as the trustee of a trust or on behalf of any other business entity, both the principal office and the principal place of business of such trust or other entity are located in such a state. If I am acting as the trustee or custodian of a Keogh plan, Individual Retirement Account or other retirement plan and I am not a resident such a state, then all of the following requirements are satisfied: (i) all participants or beneficiaries of such retirement plan have their principal residence in such a state; (ii) all investment decisions regarding such plan are made by such resident participants and/or beneficiaries; and (iii) I perform only ministerial functions with respect to the investment of plan assets, with no independent authority or discretion to make investment decisions.

(d)	I understand that an investment in the Units involves certain risks. I am 18 years of age or older.
(e)
By virtue of my own investment acumen and experience or financial advice from my independent advisors (other than a person receiving commissions by reason of my purchase of Units), I am capable of evaluating the risks and merits of an investment in the Units.

(f)
Either (i) I have a net worth (exclusive of home, furnishings and automobiles) of $70,000 plus an annual gross income of $70,000; or (ii) I have a net worth (exclusive of home, furnishings and automobiles) of $250,000 ; or (iii) I am purchasing as a trustee or other fiduciary for a person meeting the requirements of clause (i) or (ii) above. If I am a resident of one of the following states, I understand I must meet those suitability standards*:

Alabama—Alabama investors must represent that, in addition to meeting the suitability standards listed above, they have a liquid net worth of at least ten times their investment in us and other similar programs.

California—A California investor must have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $85,000 and a net worth of $250,000 and the total investment in this offering may not exceed 10% of the investor’s net worth.

Iowa—An Iowa investor must have a net worth of $100,000 and an annual income of $70,000 or in the alternative, a net worth of $350,000 and the total investment in our offering may not exceed 10% of the investor’s liquid net worth.

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Kansas—It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in our and similar direct participation investments.

Kentucky—A Kentucky investor’s investment in our offering may not exceed 10% of his or her net worth.

Massachusetts—It is recommended by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments.

Michigan—Michigan investors may not invest more than 10% of their net worth in our offering.

Oregon—An Oregon investor’s aggregate investment in this offering may not exceed 10% of the investor’s liquid net worth.

Pennsylvania—A Pennsylvania investor must have a net worth of at least ten times his or her investment in our offering.

Tennessee—A Tennessee investor must have a liquid net worth of at least ten times his or her investment in our offering.

For purposes of determining the suitability of an investor, net worth (total assets minus total liabilities) in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. ‘‘Liquid net worth’’ is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

In the case of sales to fiduciary accounts (such as individual retirement accounts, or IRAs, Keogh Plans or pension or profit-sharing plans, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

*The Company may not be registered to sell securities in certain states listed and a potential subscriber may not invest unless the Company has duly registered the Units by coordination.

(g)	I am purchasing the Units solely for my own account, and not with a view to or for a sale in connection with any distribution of the Units.

2. POWER OF ATTORNEY. The undersigned hereby irrevocably constitutes and appoints the General Partner as his, her or its true and lawful attorney-in-fact, with full power of substitution and with full power and authority for him, her or it and in his, her or its name, place and stead, to execute, acknowledge, publish and file: The Partnership Agreement, the Articles of Organization of the Company and any amendments thereto or cancellations thereof required under the laws of the State of Nevada;

(a)
Any other certificates, instruments and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Company is doing or intends to do business; and

(b)	Any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Company.

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The power of attorney granted above is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death of a Limited Partner or the delivery of an assignment of Units by a Limited Partner; provided, that where the assignee thereof has been approved by the General Partner for admission to the Company as a substituted Limited Partner, such power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, file and record any instrument necessary to effect such substitution.

3. ACCEPTANCE. This Subscription Agreement will be accepted or rejected by the General Partner within thirty (30) days of its receipt and receipt of the executed LLP Agreement by the Company. Subscription funds up to $1,000,000 (“Minimum Subscription”) will be deposited into the Company’s Escrow Account (“Escrow Account”) as described in the attached wiring and deposit instruction. If the Subscription Agreement is rejected, the Company shall immediately return any funds deposited in the Escrow Account. Subscription funds may remain in the Escrow Account for up to 120 days or until the Termination Date as defined in the Escrow Agreement of the Company with the Company’s escrow agent. Upon release of funds from the Escrow Account to the Company, this subscription will become irrevocable, and will obligate the undersigned to purchase the number of Units indicated below, for the purchase price of $1,000 per Unit. The General Partner will return a countersigned copy of this Subscription Agreement and LLP Agreement to accepted subscribers, which copy (together with my canceled check) will be evidence of my purchase of Units.

4. PAYMENT OF SUBSCRIPTION PRICE. The full purchase price for Units is $1,000 per Unit, payable in cash concurrently with delivery of this Subscription Agreement and the LLP Agreement. I understand that my subscription funds will be held by Escrow Account until the Escrow reaches the Minimum Subscription If the Escrow Account balance does not reach the Minimum Subscription within 120 days or by the Termination Date as defined in the Escrow Agreement, my funds will be returned to me. If the Escrow Account balance is greater than the Minimum Subscription, then funds in the Escrow Account, including my funds will be immediately released to the Company for the purchase of real property. After the Minimum Subscription is reached by the Company so long as it is prior to the Termination Date, any subscription funds collected thereafter shall be deposited into the Company’s general account.

5. UNDERSTANDING OF LEGAL CONSEQUENCES. The undersigned acknowledges that it understands the meaning and legal consequences of the representations and warranties made by the undersigned herein, and that the General Partner is relying on such representations and warranties in making his determination to accept or reject this subscription.

PLEASE READ THE FOLLOWING PARAGRAPHS CAREFULLY AND INITIAL WHERE INDICATED AFTER HAVING DONE SO

The undersigned agrees to indemnify and hold Equisource Hotel Fund I, LLPand its General Partner, Limited Partners and other agents and employees harmless from and against any and all claims, demands, liabilities, and damages (including, without limitation, all attorneys' fees which shall be paid as incurred) which any of them may incur, in any manner or to any person, by reason of the falsity, incompleteness or misrepresentation of any information furnished by the undersigned herein or in any document submitted herewith.

The effect of the foregoing paragraph is that the undersigned will be financially responsible for all losses, damages, expenses and liabilities incurred by the Company and/or its General Partner as a result of a breach of any of the representations and warranties made by the undersigned.

THE UNDERSIGNED HAS READ CAREFULLY AND UNDERSTANDS THE FOREGOING INDEMNIFICATION PROVISIONS AND ITS EFFECT.
_________
(INITIAL)

6. INVESTOR INFORMATION. (Please print or type) Name and Address of Investor or Beneficial Owner:

Does your net worth exceed $70,000?	Yes	No

Does your income exceed $70,000?	Yes	No

If no, does your net worth exceed $250,000?	Yes	No

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Please complete the following, as applicable. (Investments by more than one of the following entities, even if related to each other or controlled by the same person, require completion of separate Subscription Agreement.)

If you are a resident of a state listed in 1(f)  above, please provide the following information:

State of Residence: ______________________________________

Net Worth:_____________________________________________

Net Income:____________________________________________

Identifying Information

Individual Name:_________________________________________

Address:_______________________________________________

Social Security Number:____________________________________

Individual Retirement Account ("IRA"):

Trustee Name:___________________________________________

Address:_______________________________________________

Account Number:________________________________________

Pension or Profit Sharing Trust ("ERISA Plan"):

Trustee Name:___________________________________________

Address:_______________________________________________

Account Number:________________________________________

Corporation, Trust or Other:

Trustee Name:___________________________________________

Address:_______________________________________________

Account Number:_________________________________________

Number of Units to be Purchased (minimum of 5,000):____________________

Total Purchase Price ($1 per Unit; $5,000 minimum): $____________________

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Please return this Subscription Agreement along with your deposit in accordance with the Deposit Instructions hereto attached.

IN WITNESS WHEREOF, the undersigned hereby agrees to become a Limited Partner in Equisource Hotel Fund I, LLP upon the terms and conditions set forth in the Limited Liability Partnership Agreement.

Dated: __, 20______

___________________________________________	___________________________________________
Signature of Beneficial Owner or Individual	Signature of Trustee or Officer

[IF IRA OR ERISA PLAN, THEN BOTH TRUSTEE AND BENEFICIAL OWNER(S) MUST SIGN.]

ACCEPTANCE

The foregoing Subscription Agreement is hereby accepted by Equisource Hotel Fund I, LLP

Equisource Hotel Fund I, LLP
a Nevada Limited Liability Partnership

_________, 2013	By:	___________________________________________

Its General Partner

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DEPOSIT INSTRUCTIONS

Make a check payable to "Equisource Hotel Fund I, LLP Escrow Account."  Return your payment by check to:

Equisource Hotel Fund I, LLP Escrow Account
CitiBank, N.A
530 Central Avenue
Cedarhurst, NY 11516

Alternatively, you may wire your subscription payment to:

Equisource Hotel Fund I, LLP Escrow Account
CitiBank, N.A
530 Central Avenue
Cedarhurst, NY 11516
Routing #021000089
Account #4979156027

Please submit your Subscription Agreement and Executed LLP Agreement to the Escrow Agent at:

VStock Transfer, LLC
77 Spruce St.
Cedarhurst, NY  11516

With a copy to the Company at:

Equisource Hotel Fund I, LLP
2009 E. Windmill Lane
Las Vegas, NV  89123

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EXHIBIT 3.2

LIMITED LIABILITY PARTNERSHIP AGREEMENT
FOR
EQUISOURCE HOTEL FUND I, LLP
A NEVADA LIMITED LIABILITY PARTNERSHIP

TRANSFER OR OTHER DISPOSITION OF THE LIMITED LIABILITY PARTNERSHIP INTERESTS IS RESTRICTED AS PROVIDED IN THE LIMITED PARTNERSHIP AGREEMENT AND BY APPLICABLE NEVADA LAW. BASED UPON THE FOREGOING, EACH ACQUIRER OF AN INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF INVESTMENT THEREIN FOR AN INDEFINITE PERIOD OF TIME.

REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT") IS A PROCEDURAL MATTER. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SUBSTANTIVE TERMS OF THIS LIMITED PARTNERSHIP AGREEMENT OR OF THE LIMITED PARTNERSHIP INTERESTS PROVIDED FOR HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

AGREEMENT OF LIMITED LIABILITYPARTNERSHIP
OF
EQUISOURCE HOTEL FUND I, LLP
AMENDED AND RESTATED JULY 15, 2013

This LIMITED LIABILITY PARTNERSHIP AGREEMENT of EQUISOURCE HOTEL FUND I, LLP (the "Partnership"), is effective as of the 20th day of November 2012 (the "Effective Date") and amended and restated on July 15, 2013, by and among Equisource Management, LLC., a Nevada limited liability company, as General Partner (the "General Partner"), the Initial Limited Partner, as the initial limited partner, and the persons and/or entities listed from time to time in Part II of Schedule A of this Agreement, as holders of Units (the "Limited Partners").

RECITALS

WHEREAS, the General Partner was organized pursuant to Articles of Organization that were filed with the Nevada Secretary of State on September 19, 2012; and

WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Liability Partnership, dated September 19, 2012, that were filed with the Nevada Secretary of State on September 19, 2012; and

WHEREAS, the General Partner is defined, herein and pursuant to the rules under NRS 87.180, as the managing partner of the Company; and

WHEREAS, the Limited Partners shall act in a limited capacity, without roles in management; and

WHEREAS, any reference to “Partnership” or “Limited Partnership” shall mean “Limited Liability Partnership”; and

WHEREAS, the General Partner and the Partnership are both Nevada entities in good standing and the Initial Limited Partner is a resident of Nevada.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties agree to the Limited Partnership Agreement of the Partnership in its entirety to read as follows:

1. DEFINITIONS; INTERPRETATION.

1.1 Definitions. As used herein, the following terms shall have the following respective meanings:

Advisers Act — the Investment Advisers Act of 1940, as the same may be hereafter amended from time to time.

Affiliate — with reference to any Person, any other Person of which such Person is a member, director, officer, manager, general partner or employee, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and, in the case of an individual, a spouse or a blood relative of such Person (or spouse) within the second degree.

Agreement — this Limited Partnership Agreement, as amended from time to time as provided herein.

Applicable Law — any applicable law, regulation, ruling, order or directive, or license, permit or other similar approval of any Governmental Authority, now or hereafter in effect, to which a Partner (or any of its Affiliates) is or may be subject. Assignment — as defined in Section 10.1.

Authorized Representatives — as defined in Section 15.16.

Bankruptcy Code — Title 11 of the United States Code entitled "Bankruptcy," as the same may be hereafter amended from time to time, and any successor statute or statutes thereto.

BHC Partner — any Limited Partner that is a "bank holding company" or a non-bank "subsidiary" thereof as defined in § 225.2 of the regulations of the Federal Reserve System or any successor regulations.

Book Value — with respect to any Partnership asset, the asset's adjusted basis for federal income tax purposes, except that the Book Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value.

Business Day — any day excluding a Saturday and any other day on which banks are required or authorized to close in Las Vegas, Nevada.

Capital Account — as defined in Section 5.1.

Capital Contribution — a contribution to the capital of the Partnership made pursuant to Section 4.

Code — the Internal Revenue Code of 1986, as the same may be hereafter amended from time to time and any successor statute or statues thereto.

Confidential Matter — as defined in Section 15.16.

Damages — any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, costs and expenses (including, without limitation, attorneys' fees and expenses) arising out of or related to litigation and interest on any of the foregoing.

Disabling Event — as defined in Section 13.2(a).

DOL — United States Department of Labor.

Effective Date — as defined in the introduction to this Agreement.

ERISA — the Employee Retirement Income Security Act of 1974, as the same may be hereafter amended from time to time and any successor statute or statutes thereto.

ERISA Partner — any Limited Partner that is an "employee benefit plan" within the meaning of section 3(3) of ERISA and subject to Part 4 of Subtitle B of Title I of ERISA, a "plan" within the meaning of §4975(e)(1) of the Code, an entity whose underlying assets include "plan assets" by reason of a plan's investment in such entity as determined under Section 3(42) of ERISA, or any other "benefit plan investor" within the meaning of §3(42) of ERISA or any successor provision or regulations issued thereunder.

Event of Termination — as defined in Section 12.1.

Exchange Act — the Securities and Exchange Act of 1934, as the same may be hereafter amended from time to time.

Fair Market Value — (a) as to any Securities which are listed or admitted to trading on any national securities exchange on any trading day, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) if such Securities are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such Securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such Securities on such date as shown by such automated quotation system, and (b) as to any other property on any date, the fair market value of such property on such date as determined in good faith by the General Partner, provided that if a Majority in Interest so requests in writing, the fair market value of such property shall be determined by an independent, nationally recognized investment banking firm, accounting firm, or an appraisal firm selected by the General Partner.

Fiscal Year — as defined in Section 2.6.

Foundation Partner — a Limited Partner that is (a) a "private foundation" within the meaning of § 509 of the Code and (b) so indicates on its Subscription Agreement or otherwise in writing to the General Partner at which such Limited Partner is admitted to the Partnership and is so identified in the books and records of the Partnership.

GAAP — generally accepted accounting principles in the United States of America as in effect from time to time.

General Partner — the person identified as the General Partner in the introduction to this Agreement and its replacement or successor from time to time as permitted by this Agreement.

Governmental Authority — any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Initial Limited Partner — Andrew Jolley.

Interest — the entire limited partnership interest owned by a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which a Limited Partner may be entitled as provided in this Agreement, together with the obligations of such Limited Partner to comply with all the terms and provisions of this Agreement.

Internal Revenue Service — the Internal Revenue Service or its successor.

Investment Company Act — the Investment Company Act of 1940, as the same may be hereafter amended from time to time. Limited Partners — as defined in the introduction to this Agreement.

Limited Partnership Units — A measure of ownership that entitles the holder to a return equal to seven percent (7%) per annum on a principal amount of $1,000.

Liquidation Representative — as defined in Section 12.2.

Majority in Interest — Limited Partners with more than one-half of the aggregate Voting Interests of all Limited Partners.

Material Adverse Effect — (a) a violation of a statute, rule or regulation of any Governmental Authority that is reasonably likely to have a material adverse effect on any Person in which the Partnership has a direct or indirect interest in the Partnership, the General Partner, any other Partner or any of their respective Affiliates or, with respect to an ERISA Partner, on the sponsor of such ERISA Partner or any such sponsor's Affiliates, (b) an occurrence that is reasonably likely to subject any Person in which the Partnership has a direct or indirect interest, the Partnership, the General Partner, any other Partner or any of their respective Affiliates or, with respect to an ERISA Partner, on the sponsor of such ERISA Partner or any such sponsor's Affiliates to any material regulatory requirement to which it would not otherwise be subject, or which is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been, (c) an occurrence that is reasonably likely to subject any Partner to any tax under § 897 of the Code, (d) an occurrence that is reasonably likely to cause the Partnership to be taxed as a corporation for United States federal income tax purposes or (e) an occurrence that is reasonably likely to result in any Securities or other assets owned by the Partnership being deemed to be "plan assets" under ERISA or that is reasonably likely to result in a "prohibited transaction" under ERISA.

Net Income and Net Loss — for each fiscal year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss, deduction or expense specially allocated pursuant to this Agreement (including Section 5.2) shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items.

Non-Plan Party — as defined in Section 10.3(a)(ii).

Non-U.S. Person — any individual or entity that is not a United States Person within the meaning of Code § 7701(a)(30). Organizational Expenses — all costs and expenses of the Partnership related to the organization of the Partnership and the offer and sale of Interest.

Partners — the Limited Partners and the General Partner and such substituted or additional Partners as shall be admitted to the Partnership pursuant to Section 10, or Section 13.

Partnership — as defined in the introduction to this Agreement.

Partnership Act — the Nevada Revised Uniform Limited Partnership Act as the same may be hereafter amended from time to time.

Partnership Expenses — as defined in Section 8.1.

Permitted Temporary Investments — investments by the Partnership in (a) Securities that are obligations of or guaranteed by the United States government or an agency or instrumentality thereof; (b) domestic, corporate or governmental indebtedness rated AA or Prime-1 (or the equivalent thereof) or better by Moody's Investors Service Inc. or A-1 (or its equivalent) or better by Standard & Poor's Corporation; (c) certificates of deposit, money market accounts, savings accounts, checking accounts or any combination thereof in banks which have total assets of $100,000,000 or more (or in banks insured by the Federal Deposit Insurance Corporation (the "FDIC") which have total assets of less than $100,000,000 if the amount of the Partnership's funds deposited in such bank is fully insured by the FDIC); or (d) any other Securities that the General Partner determines are appropriate for short term investments.

Person — an individual, partnership, corporation, corporation, joint venture, business trust or unincorporated organization, Governmental Authority or any other entity.

Regulation Y — Regulation Y of the Board of Governors of the Federal Reserve System (C.F.R. Part 225) or any successor to such Regulation.

Related Person — as defined in Section 3.2.

Schedule K-1 — Internal Revenue Service Form Schedule K-1.

Securities — any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, chooses in action, partnership or corporation interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options, and (b) claims or other causes of action, matured or unmatured, contingent or otherwise, of creditors and/or equity holders of any Person against such Person, including, without limitation, "claims" and "interests," in each case as defined under the Bankruptcy Code, and all rights and options relating to the foregoing.

Securities Act — the United States Securities Act of 1933, as the same may be hereafter amended from time to time.

Subscription Agreement — as to any Limited Partner, the subscription agreement between such Partner and the Partnership in connection with its purchase of Interests, and all related documents accompanying such Subscription Agreement.

Substitute Limited Partner — a Limited Partner who is admitted as a Substitute Limited Partner in conformity with the provisions of Section 10.1.

Successor General Partner — any Person admitted to the Partnership as a successor general partner pursuant to Section 10.2 or Section 13.2.

Tax Exempt Limited Partner — any Limited Partner which is exempt from federal income taxation, including a Limited Partner which is exempt under § 501 of the Code.

Tax Matters Partner — as defined in Section 7.5.

Treasury Regulations — the Income Tax Regulations promulgated under the Code, as the same may be hereafter amended from time to time or any successor or successors to such regulations.

UBTI — items of gross income taken into account for purposes of calculating unrelated business taxable income as defined in §§ 512 and 514 of the Code.

Unit — A measure of ownership that represents an investment in the principal amount of $1,000 and entitles its holder to such rights as are more particularly described within this Agreement.

U.S. Dollars and $ — lawful money of the United States of America.

Voting Interests — for the purpose of any vote or consent right hereunder, the respective interest of each Limited Partner as determined by reference to the aggregate amount of such Limited Partner's Units held divided by the aggregate of all outstanding Units held by Limited Partners who are entitled to vote.

1.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. Notwithstanding the foregoing, the General Partner shall have the right to diverge from GAAP provided such divergence is consistently applied and done pursuant to expert independent accounting advice.

1.3 Interpretation.

(a) Schedules, Exhibits, Sections. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a "Section" or a "subsection" are, unless otherwise specified, to a section or a subsection of this Agreement.

(b) Plural. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

(c) Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

1.4 General Partner's Standard of Care. Whenever in this Agreement the General Partner is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, or (b) in its "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

2. ORGANIZATION.

2.1 Term. The term of the Partnership commenced on the date the Certificate of Limited Partnership of the Partnership was filed with the Nevada Secretary of State and shall continue until terminated pursuant to Section 12.

2.2 Name. The name of the Partnership shall be "EQUISOURCE HOTEL FUND I, LLP" or such other name or names as the General Partner may, in its discretion, from time to time select, and its business shall be carried on in such name with such variations and changes as the General Partner deems necessary to comply with the requirements of the jurisdictions in which the Partnership's operations are conducted. The General Partner shall give the Limited Partners prompt written notice of any change in the name of the Partnership.

2.3 Purpose. The Partnership is organized primarily for the object and purpose of purchasing, managing, and disposing of real property.

2.4 Principal Office. The Partnership shall have its principal office at the place designated in its Certificate of Limited Liability Partnership, or at such other place or places as the General Partner may, in its discretion, from time to time select. The Partnership may from time to time have such other place or places of business in such other jurisdictions as the General Partner may in its discretion deem advisable.

2.5 Resident Agent. The resident agent of the Partnership shall be the Person designated in its Certificate of Limited Liability Partnership, or such other Person as the General Partner may, in its discretion, from time to time select. The Partnership may from time to time have agents for service of process in such other jurisdictions as the General Partner may in its discretion deem advisable.

2.6 Withdrawal of the Initial Limited Partner. The Initial Limited Partner shall withdraw from the Partnership and shall be paid One Dollar ($1.00) by the Partnership in compensation for extinguishing his limited partnership interest upon the Partnership issuing at least one Unit to a Limited Partner.

2.7 Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") shall end on the 31st day of December in each year. The General Partner shall have the authority to change the ending date of the Fiscal Year to any other date required or allowed under the Code if the General Partner, in its discretion, shall determine such change to be necessary or appropriate. The General Partner shall promptly give notice of any such change to the Limited Partners.

2.8 Powers. Subject to the provisions of this Agreement and the Securities Act, the Partnership, and the General Partner acting on behalf of the Partnership, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the General Partner in its discretion to be necessary or appropriate in furtherance of the purposes of the Partnership including, without limitation, the power and authority to:

(a) borrow money from a non-Affiliate on such terms as are negotiated by General Partner on behalf of the Partnership in the General Partner's sole discretion;

(b) borrow money from an Affiliate on commercially reasonable terms;

(c) borrow money from an Affiliate on any terms that are approved of by a Majority in Interest;

(d) invest in and dispose of investments as set forth in Section 7.2;

(e) open, have, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys;

(g) bring and defend actions and proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission in any jurisdiction, domestic or foreign; hire consultants, custodians, attorneys, accountants and such other agents and employees of the Partnership as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Partnership;

(h) cause the Partnership to enter into and carry out the terms of the Subscription Agreements without any further act, approval or vote of any Partner (including any agreements to induce any Person to purchase an Interest);

(i) make all elections, investigations, evaluations and decisions, binding the Partnership thereby, that may, in the good faith judgment of the General Partner, be necessary or appropriate for the acquisition, holding or disposition of Securities for the Partnership;

(j) enter into, perform and carry out contracts and agreements of every kind necessary or incidental in the good faith judgment of the General Partner to the offer and sale of Interests or to the accomplishment of the Partnership's purposes, and to take or omit to take such other action in connection with such offer and sale or with the business of the Partnership as may be necessary or desirable to further the purposes of the Partnership;

(k) pledge Partnership assets to secure its indebtedness;

(1) agree to allow creditors to confess judgment against the Partnership; and

(m) carry on any other activities in the good faith judgment of the General Partner necessary to, in connection with, or incidental to any of the foregoing or the Partnership's business to the fullest extent allowed under applicable law. 2.9 Certificates and Other Filings.

(a)  Authority. The General Partner is hereby authorized to execute, acknowledge, file and cause to be published, as appropriate, all instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the General Partner in its discretion to be necessary or appropriate from time to time to comply with all applicable requirements for the operation or, when appropriate, termination of a limited partnership in the State of Nevada and all other jurisdictions where the Partnership does or shall desire to conduct its business.

(b)  Further Assurances. If requested by the General Partner, the Limited Partners shall immediately execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for: (i) the operation of a Limited Liability Partnership under the laws of the State of Nevada; (ii) if the General Partner deems it advisable, the operation of the Partnership as a Limited Liability Partnership, or a partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate; and (iii) all other filings required to be made by the Partnership.

3. PARTNERS.

3.1 General and Limited Partners. The Partnership shall consist of the General Partner, the Limited Partners listed as holders of Units from time to time in Part II of Schedule A hereto, and such additional and substituted Partners as may be admitted to the Partnership pursuant to Section 10 or Section 13. The General Partner shall cause Schedule A to be amended from time to time to reflect the admission of any Partner, the removal or withdrawal of any Partner for any reason or the receipt by the Partnership of notice of any change of name of a Partner.

3.2 Liability of General Partner.

(a) General. None of the General Partner, any Affiliate of the General Partner, any officer, director, stockholder, member, partner, employee, agent or assign of the General Partner, or any of its Affiliates, who was, at the time of the act or omission in question, such a Person (each a "Related Person" and collectively, the "Related Persons"), shall be liable, responsible or accountable, whether directly or indirectly, in contract, tort or otherwise, to the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any Affiliate thereof) for any Damages asserted against, suffered or incurred by the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to:

(i) the management or conduct of the business and affairs of the Partnership, any other Person in which the Partnership has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as a director of any Person in which the Partnership has a direct or indirect interest or any Affiliates of such Person);

(ii) the offer and sale of interests in the Partnership; and

(iii) the management or conduct of the business and affairs of any Related Person insofar as such business or affairs relate to the Partnership, any other Person in which the Partnership has a direct or indirect interest or to any Partner in its capacity as such, including, without limitation, all activities in the conduct of other business engaged in by it (or them) which might involve a conflict of interest vis-a-vis the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest.

Except, this subsection (a) shall not apply to Damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or material breach of this Agreement or knowing violation of law by, such Related Person.

(b) Conflicts of Interest. For purposes of this Agreement, no action or failure to act on the part of any Related Person in connection with the management or conduct of the business and affairs of such Related Person or any other Related Person and other activities of such Related Person which involve a conflict of interest with the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) has an interest shall constitute, per se, bad faith, gross negligence, intentional misconduct, a material breach of this Agreement or a knowing violation of law.

(c) Employees and Agents. Notwithstanding the foregoing provisions of this Section 3.2, no Related Person shall be liable to the Partnership, any other Person in which the Partnership has a direct or indirect interest, or any Partner (or any Affiliate thereof), for any action taken or omitted to be taken by any other Related Person.

(d) Reliance on Third Parties. Any Related Person may (in its own name or in the name of the Partnership) consult with counsel, accountants and other professional advisors in respect of the affairs of the Partnership, any other Person in which the Partnership has a direct or indirect interest and each Related Person shall be deemed not to have acted in bad faith or with gross negligence or to have materially breached this Agreement or engaged in intentional misconduct with respect to any action or failure to act and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in conformity with the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by such Related Person which constitute a knowing violation of law, provided that such advisors were selected with reasonable care.

(e) Reliance on This Agreement. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, or to another Partner, the General Partner acting under this Agreement shall not be liable to the Partnership, or to any such other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner.

3.3 Limited Liability of Limited Partners. The liability of each Limited Partner is limited to its obligation to make Capital Contributions to the Partnership in amounts from time to time provided by this Agreement and to make the payments required by this Agreement and its respective Subscription Agreement, all of which obligations are intended to be enforceable only by the Partnership and the General Partner but not by creditors of the Partnership, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Partners or the Partnership, shall have the effect of removing, diminishing or otherwise affecting such limitation.

3.4 Right to Hold Interest as a Non-Voting Interest. Any BHC Partner may, at any time upon written notice to the General Partner, elect to hold all or any portion of the Units held by such BHC Partner that is determined, either (a) at the time of the admission of such BHC Partner as a Limited Partner, an Additional Limited Partner or a Substitute Limited Partner or (b) upon any recalculation of the Voting Interests of the Partners pursuant to any provision of this Agreement (other than any such recalculation as a result of a transfer by such BHC Partner of its Interest), to be in excess of four and ninety-nine one-hundredths percent (4.99%) of the aggregate Voting Interests of all Limited Partners, excluding, for purposes of calculating this percentage, portions of any other Voting Interests that are non-voting interests pursuant to this Section 3.4 (collectively, the "Non-Voting Interests"), as a Non-Voting Interest. Such Units will be a Non-Voting Interest whether or not subsequently transferred in whole or in part to any other Person, except that each portion of such Non-Voting Interest that is transferred in one (1) or more transactions to one (1) Person or related Persons (none of whom may be an Affiliate of the transferring BHC Partner) and that represents two percent (2%) or less of the aggregate Voting Interests of the Partnership, will be a Voting Interest, effective upon such transfer. Notwithstanding any contrary provision in this Section 3.4, such Non-Voting Interest will be permitted to vote (i) on the amendment, alteration, or repeal of any of the provisions of this Agreement (or any amendment or supplement hereto) so as to adversely affect the rights, powers, privileges, or preferences of the Non-Voting Interests, (ii) on any proposal to continue the business of the Partnership pursuant to Section 13.2(b) but not to appoint a successor general partner thereunder or (iii) where such voting rights are otherwise specifically authorized by the Partnership Act (and consistent with this Agreement) with regard to matters that would significantly and adversely affect the rights, powers, privileges, or preferences of the Non-Voting Interests. Except as otherwise provided in this Section 3.4, the foregoing election shall be irrevocable and Non-Voting Interests will not be counted for purposes of determining whether any vote or consent required hereunder has been approved or given by the requisite percentage of the Limited Partners. Notwithstanding any contrary provision in this Section 3.4, any BHC Partner may elect, by providing written notice thereof to the General Partner, not to be governed by this Section 3.4 if, due to a change of law or regulation or the divestiture or termination of its U.S. banking operations, such Partner ceases to be a BHC Partner as defmed herein or ceases to be subject to restrictions on the ownership of voting interests, in which case no part of the Interest held by such electing BHC Partner will be a Non-Voting Interest. Any such election made by a BHC Partner may be rescinded at any time by the provision of further written notice thereof to the General Partner, and any such rescission will be irrevocable for the entire term of the Partnership. Except as provided in this Section 3.4, an Interest which is held as a Non-Voting Interest will be identical in all regards to all other Interests held by Limited Partners.

3.5 No Priority, Etc. Except as provided in Articles 5 and 6, no Limited Partner shall have priority over any other Partner either as to the return of the amount of its Capital Contribution to the Partnership or as to any allocation of Net Income and Net Loss.

3.6 Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interests of the Partners shall constitute personal property.

3.7 Admission of New Limited Partners. The General Partner may cause the Partnership to issue Units and admit Limited Partners at times determined in its sole discretion upon receipt of a completed and executed Subscription Agreement. The minimum initial Capital Contribution to the Partnership is $1,000 and the Partnership shall issue a Unit for every $1,000 of Capital Contributions made by a Limited Partner. Investments may be made in cash or, at the discretion of the General Partner, in kind. The General Partner may change or waive the minimum investment at any time. A new Limited Partner must agree to be bound by the terms and provisions of this Agreement and shall be deemed to have done so by virtue of the acceptance of its subscription and upon admission the new Limited Partner shall have all the rights and duties of a Limited Partner of this Partnership. Notwithstanding anything herein to the contrary, the General Partner may refuse to admit any Person as a Limited Partner who would be an ERISA Partner in order to ensure that the assets of the Partnership would not constitute plan assets of any Partner, including, but not limited to, ensuring that investments by any ERISA Partners, in the aggregate, do not equal or exceed the twenty-five percent (25%) threshold in Section 3(42) of ERISA and as such, are not considered to be "significant", as determined in accordance with ERISA and any regulations issued thereunder.

3.8 Participation in Management. The Limited Partners (other than the General Partner) shall have no part in the management of the Partnership, and shall have no authority or right in their capacity as Partners to act on behalf of the Partnership in connection with any matter.

3.9 Restrictions on Partnership Interests. Except with the express written consent of the General Partner, which may be withheld in its discretion, a Partner may not assign, sell, transfer, pledge, hypothecate or otherwise dispose of any of the attributes of its Interest in the Partnership in whole or in part to any Person, except by last will and testament or by operation of law. The General Partner may refuse to consent to any assignment, sale, transfer, pledge, hypothecation or other disposition to any Person that, in the General Partner's discretion, may cause the Partnership's assets to constitute plan assets of any Partner under ERISA, as provided in Section 7.9. Any assignment, sale, transfer, pledge, hypothecation or other disposition made in violation of this Section 3.9 shall be void and of no effect. No transferee of a Partnership Interest shall become a Partner except upon admission pursuant to Article 10 with the consent of the General Partner.

3.10 Foundation Partners.

(a) General. To assure compliance with certain provisions of the Code affecting "private foundations" as described in § 509 of the Code, the General Partner shall use reasonable good faith efforts to meet the requirements set forth in this Section 3.10 as long as such provisions of the Code (or substantially similar provisions) are in effect. All terms in this Section 3.10 in quotes have the respective meanings defined in § 4943 or § 4946 of the Code and the regulations thereunder, unless otherwise indicated. The terms "corporation" and "partnership" as used in this Section 3.10 refer to the characterization of an organization for U.S. federal income tax purposes. As used in this Section 3.10, (i) the references to direct or indirect ownership are references to holdings treated as owned under § 4943 of the Code, including, without limitation, holdings treated as owned by reason of ownership by a nominee or ownership of an interest in another entity, and (ii) the references to "knowledge" are references to actual knowledge or belief of direct or indirect ownership by a Foundation Partner or by "disqualified persons" with respect to such Foundation Partner, as the case may be, without any investigation.

(b) Restrictions on Certain Admissions and Assignments. No Partner shall consent to any Person becoming a General Partner or Limited Partner, by Assignment of its Interest in the Partnership or otherwise, to the extent that, to the knowledge of such Partner, such Person is a "disqualified person" or more than five percent (5%) of the interests in such Person are owned by "disqualified persons" with respect to a Foundation Partner, without the prior written consent of such Foundation Partner.

(c) Lists of Disqualified Persons. Each Foundation Partner shall provide the General Partner with a list designating the "disqualified persons" and the Designated Investments with respect to such Foundation Partner. Such Foundation Partner shall promptly notify the General Partner in writing of any changes in such list. The General Partner may rely on the completeness of such list.

(d) Assignment, Withdrawal Under Certain Circumstances. Notwithstanding any provision of this Agreement to the contrary, any Foundation Partner may elect to use all commercially reasonable efforts to effect an Assignment of its Interest in the Partnership to another Person in a transaction that complies with Section 10.1 or, if such Assignment is not practicable, may withdraw from the Partnership, if such Foundation Partner shall deliver to the General Partner an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the General Partner, to the effect that such Assignment or withdrawal is necessary for such Foundation Partner to avoid (i) excise taxes imposed by subchapter A of chapter 42 of the Code (other than §§ 4940 and 4942 thereof), or (ii) a material breach of the fiduciary duties of such Foundation Partner's trustees under any U.S. federal or state law applicable to such trustees or any rule or regulation adopted thereunder by any agency, commission or authority having jurisdiction. In the event of the delivery of the opinion of counsel referred to in the preceding sentence, any Assignment of a Foundation Partner's Interest in the Partnership and/or any withdrawal of such Foundation Partner contemplated by this Section 3.10(d) shall be effected pursuant to the procedures outlined in Section 10.4.

4. CAPITAL CONTRIBUTIONS, NO CAPITAL CALLS.

4.1 Capital Contributions.

(a) Capital Contribution by General Partner. The General Partner may make Capital Contributions from time to time.

(b) Limited Partners' Contributions. The Partnership may issue one Unit per $1,000 of Capital Contributions made to the Partnership by a Limited Partner in conformity with the terms of a Subscription Agreement executed by such Limited Partner and the General Partner on behalf of the Partnership. Capital Contributions made by a Limited Partner shall be made to the Partnership in cash, check, or by wire transfer of other immediately available funds, in each case in U.S. Dollars.

4.2 Capital Calls. The Partnership shall not make any capital calls on the Limited Partners.

5. CAPITAL ACCOUNTS, ALLOCATIONS.

5.1 Capital Accounts. A capital account (a "Capital Account") shall be established and maintained for each Partner to which shall be credited the Capital Contributions made by such Partner and such Partner's allocable share of Net Income (and items thereof), and from which shall be deducted distributions to such Partner of cash or other property and such Partner's allocable share of Net Loss (and items thereof). To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in conformity with Treasury Regulations § 1.704-1(b)(2)(iv).

5.2 Allocations to Capital Accounts.

(a) Net Income — General Rule. Except as provided in Section 5.2(c) or elsewhere in this Agreement, Net Income (and items thereof) for any Fiscal Year shall be allocated among the Partners as follows:

(i) Distributions to Limited Partners during Fiscal Year. First, to the Limited Partners, in proportion to their respective Distributions received pursuant to Section 6.2(a) during the Fiscal Year, until each Limited Partner has been allocated Net Income sufficient to fully offset all distributions he, she, or it received regarding such Fiscal Year;

(ii) Distributions to Limited Partners during Previous Fiscal Years. Second, to the Limited Partners, in proportion to their respective shortfalls in allocations during previous Fiscal Years, until all Distributions made pursuant to Section 6.2 have been offset once pursuant to Section 5.2(a)(i) or this Section 5.2(a)(ii);

(iii) Residue. All remaining Net Income (and items thereof) shall be allocated to the General Partner.

(b) Net Loss — General Rule. Except as provided in Section 5.2(c) or elsewhere in this Agreement, Net Loss (and items thereof) for any Fiscal Year shall be allocated to the General Partner.

(c) Allocations in Special Circumstances. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Notwithstanding any other provision in this Section 5, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations §§ 1.704-2(b)(2) and (d)) during any Fiscal Year, the Partners shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Partner's share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations §§ 1.704-2(f) and (g). This Section 5.2(c)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5, if there is a net decrease in Partner nonrecourse debt minimum gain attributable to a Partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(i)) during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Partner's share of the net decrease in Partner nonrecourse debt minimum gain attributable to such Partner's nonrecourse debt, determined in accordance with Treasury Regulations § 1.704-2(i). This Section 5.2(c)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Partner's Capital Account (as determined under Treasury Regulations § 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 5.2(c)(iii) shall be made only if and to the extent that such Partner would have such Capital Account deficit after all other allocations provided for in Section 5.2 have been tentatively made as if this Section 5.2(c)(iii) were not in this Agreement. This Section 5.2(c)(iii) is intended to comply with the qualified income offset provisions in Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocation. In the event any Limited Partner has a deficit balance in such Limited Partner's Capital Account (as determined after crediting such Capital Account for any amounts that such Limited Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations § 1.704-2), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate such deficit (as so determined) of such Limited Partner's Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.2(c)(iv) shall be made only if and to the extent that such Limited Partner would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 5.2 (other than Section 5.2(c)(iii)) have been tentatively made as if this Section 5.2(c)(iv) were not in this Agreement.

(v) Loss Allocation Limitation. No allocation of Net Loss (or items thereof) shall be made to any Partner to the extent that such allocation would create or increase a deficit in such Partner's Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6) and crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations § 1.704-2).

(vi) Compensatory Offset of Regulatory Allocations. To the extent it is able to, the Partnership shall make offsetting allocations of Net Income and Net Loss to the Partners in Fiscal Years after allocations are made pursuant to Section 5.2(c) Lil through iiy1 or an allocation of Net Loss is disallowed pursuant to Section 5.2(c)(v) so that the Partners' respective Capital Account balances are equal to the amounts they would have been at if no such allocations or limitation on allocations had occurred.

(d) Allocation Periods. In each Fiscal Year of the Partnership, Net Income (and items thereof) and Net Loss (and items thereof) shall be allocated:

(i) at the time of any distribution pursuant to Section 6.2, for the period commencing on the later of (A) the first day of such Fiscal Year and (B) the date of the most recent prior distribution in such Fiscal Year, and ending on the date immediately preceding such distribution; and

(ii) as of the last day of each Fiscal Year, for the period commencing on the later of (A) the first day of such Fiscal Year and (B) the date of the most recent prior distribution in such Fiscal Year, and ending on such last day.

(e) Transfer of or Change in Interests. The General Partner is authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding the allocation and/or special allocation of items of Partnership income, gain, loss, deduction and expense with respect to a newly issued Interest, a transferred Interest and a redeemed Interest. A transferee of an Interest in the Partnership shall succeed to the Capital Account of the transferor Partner to the extent it relates to the transferred Interest.

5.3 Tax Allocations.

(a) General Rules. Except as otherwise provided in Section 5.3(b), for each fiscal period, items of Partnership income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Net Income (and items thereof) or Net Loss (and items thereof) of which such items are components were allocated pursuant to Section 5.2.

(b) Section 704(c) of the Code. Income, gains, losses and deductions (and items thereof) with respect to any property (other than cash) contributed or deemed contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Market Value at the time of the contribution or deemed contribution in accordance with § 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the General Partner.

If there is a revaluation of Partnership property pursuant to the definition of Book Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership for federal income tax purposes and its Fair Market Value in accordance with § 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the General Partner.

(c) Capital Accounts Not Affected. Allocations pursuant to this Section 5.3 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or allocable share of Net Income (or items thereof) or Net Loss (or items thereof).

(d) Tax Allocations Binding. The Partners acknowledge that they are aware of the tax consequences of the allocations made by this Section 5.3 and hereby agree to be bound by the provisions of this Section 5.3 in reporting their respective shares of items of Partnership income, gain, loss, deduction and expense.

5.4 Determinations by General Partner. All matters concerning the computation of Capital Accounts, the allocation of items of Partnership income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner in its discretion. Such determinations shall be final and conclusive as to all the Partners. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Partner or the Partnership is constructively attributed to, respectively, the Partnership or any Partner, or any contribution to or distribution by the Partnership or any payment by any Partner or the Partnership is re-characterized, the General Partner may, in its discretion and without limitation, specially allocate items of Partnership income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Partners in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Partners (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Partners that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 5.4 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners, the General Partner may make such modification.

6. NON-LIQUIDATING DISTRIBUTIONS.

6.1 No Right to Withdraw. No Partner shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in its Capital Account, except as expressly provided in this Section 6 or as provided in Section 10.1.

6.2 Non-Liquidating Distributions. Subject to the provisions of Section 6.5, the General Partner may cause the Partnership to make distributions to the Limited Partners in the following order and amounts:

(i) First, to the Limited Partners, pro rata in accordance with their Capital Account, until all Limited Partners have received an annualized return of seven (7%) percent.

(ii) Second, to Limited Partners, pro rata in accordance with their Capital Account in the Partnership, in an amount which, thirty percent (30%) of the remaining cash available for distribution in proportion to their respective Capital Account, and;

(iii) Third, seventy percent (70%) of the remaining cash available for distribution to the General Partner.

6.3 Distributions in Redemption of a Limited Partner's Interest. Upon a Limited Partner's withdrawal in conformity with Section 10.1(a), the Partnership shall distribute, within the time period set forth in Section 10.1(a), an amount equal to such Limited Partner's positive Capital Account balance determined as of the date of such distribution.

6.4 Distributions in Kind.

(a) General Rule. Subject to the provisions of Section 6.5, if at any time the General Partner, in its discretion, decides to make a distribution of property other than cash, such property shall be deemed to be sold as of the Business Day immediately preceding the date of distribution, for its Fair Market Value (net of any liabilities secured by such distributed property that the recipient Partners are considered to assume or take subject to under § 752 of the Code), and any gain or loss associated with such deemed sale shall be included in determining Net Income or Net Loss for purposes of the allocations specified in Section 5.2. Any such distributions shall be made after giving effect to the allocations required by Section 5.2, adjustments to Capital Accounts in respect of distributions of such property shall reflect such Fair Market Value and all such distributions shall be made in the same respective proportions as distributions of cash would at the time be made pursuant to Section 6.2 or Section 12.2, as the case may be.

(b) Legends on Certificates. The General Partner may cause certificates evidencing any Securities to be distributed to be imprinted with legends as to such restrictions on transfer that it may in its discretion deem necessary or appropriate, including legends as to applicable federal or state securities laws or other legal or contractual restrictions, and may require any Partner to which Securities are to be distributed to agree in writing (i) that such Securities will not be transferred except in compliance with such restrictions and (ii) to such other matters as the General Partner may deem necessary or appropriate.

(c) Allocations as Between Cash and Non-Cash. Except as otherwise provided in this Section 6.3, distributions consisting of both cash and other property (including marketable securities) shall be made, to the extent practicable, in equal proportions of cash and such other property to each Partner receiving such distributions.

(d) Receipt of Distributions in Kind. The General Partner may, in its discretion, elect to receive any distribution to it in kind, provided that the Fair Market Value of any such distribution shall not exceed the amount which the General Partner would have been entitled to receive if the property so distributed had been sold for cash at such Fair Market Value in accordance with and following the principles of Section 6.4(a).

(e) Violation of Law. If a Limited Partner shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Limited Partner to be in violation of any law, regulation or order, such Limited Partner and the General Partner shall each use their reasonable best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

6.5 Restrictions on Distributions. The foregoing provisions of this Section 6 to the contrary notwithstanding, no distribution shall be made:

(a) to any Partner if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Partnership;

(b) to any Partner to the extent that the General Partner, in its discretion, determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise;

(c) to any Partner to the extent that the General Partner, in its discretion, determines that the cash available to the Partnership is insufficient to permit such distribution; or to the General Partner to the extent that a non-liquidating distribution causes the Partnership's net worth as shown on its books to be less than three million Dollars ($3,000,000.00).

6.6 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any foreign or United States federal, state or local withholding or deduction requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts so withheld, and, in the manner determined by the General Partner in its discretion, amounts withheld with respect to any allocation, payment or distribution by any Person to the Partnership, shall be treated as distributions to the applicable Partners under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner's Interest hereby indemnifies and agrees to hold harmless the General Partner and the Partnership for such excess amount or such withholding requirement, as the case may be.

6.7 Record Holders. Any distribution of Partnership assets, whether pursuant to this Section 6 or otherwise, shall be made only to Persons who, according to the books and records of the Partnership, were the holders of record of Interests on the date determined by the General Partner as of which the Partners are entitled to any such distribution.

6.8 Final Distribution. The final distributions following dissolution of the Partnership shall be made in conformity with the provisions of Section 12.2(d).

7. MANAGEMENT.

7.1 Management by General Partner. The Partnership shall be managed exclusively by the General Partner and the General Partner shall devote such time to the business and affairs of the Partnership as it deems reasonably necessary therefor. No Limited Partner shall take part, or have the right or power to take part, in the control of the business of the Partnership, nor shall any Limited Partner have any right or authority to act for or bind the Partnership.

7.2 Investment Powers of the General Partner.

(a) Investments. The Partnership and the General Partner, acting on behalf of the Partnership, shall have the power and authority to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Partnership's investments made or other property held by the Partnership.

(b) Permitted Temporary Investments. To the extent practicable in the discretion of the General Partner, the General Partner shall invest Capital Contributions in Permitted Temporary Investments and shall invest distributable cash in Permitted Temporary Investments pending the distribution thereof.

7.3 Limitations on the General Partner. The General Partner shall not:

(i) do any act in contravention of any applicable law or regulation or any provision of this Agreement; and

(ii) possess Partnership property for other than a Partnership purpose.

7.4 Third Party Reliance. Third parties dealing with the Partnership are entitled to rely conclusively upon the authority of the General Partner as set forth in this Agreement.

7.5 Designation of Tax Matters Partner. The General Partner is hereby designated as the "Tax Matters Partner" in conformity with § 6231(a)(7) of the Code, to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. Each Partner expressly consents to such designation and agrees that, upon the request of the General Partner, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The General Partner is specifically directed and authorized to take whatever steps the General Partner in its discretion deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as the General Partner in its discretion determines may from time to time be required or advisable under the Treasury Regulations. Expenses of administrative proceedings relating to the determination of Partnership items at the Partnership level undertaken by the Tax Matters Partner shall be Partnership Expenses. Without limiting the generality of the foregoing, the Tax Matters Partner shall have the sole and absolute authority to make any elections on behalf of the Partnership permitted to be made pursuant to § 754 or any other section of the Code or the Treasury Regulations promulgated thereunder.

7.6 Other Activities of the General Partner and Related Persons.

(a) Ability to Engage in Other Activities. Each Limited Partner expressly agrees that the General Partner and any other Related Person, subject to the limitations of paragraph (c) of this Section 7.6, may engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Partnership. Neither the Partnership nor any Limited Partner shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(b) Engagement of Other Persons. The General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership on such terms and for such compensation as the General Partner may determine in its discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of any Related Person or of one (1) or more of the Limited Partners. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of any Related Person, one (1) or more Limited Partners, or any of their respective Affiliates.

(c) Contract Restrictions. The General Partner may cause the Partnership to enter into contracts and transactions with the General Partner and any Related Person or Affiliate thereof, provided that the terms of any such contract or transaction are fair and reasonable to the Partnership and are not less favorable than could be obtained in arm's-length negotiations with unrelated third parties for similar services.

7.7 Referral of Opportunities. Neither the General Partner nor any other Related Person shall be obligated to disclose or refer to the Partnership any particular investment opportunity, whether or not any such opportunity is of a character which could be taken by the Partnership.

7.8 Conflicts of Interest. While the General Partner intends to avoid situations involving conflicts of interest, each Limited Partner acknowledges that there may be situations in which the interests of the Partnership may conflict with the interests of the General Partner or any other Related Person. Each Limited Partner agrees that the activities of the General Partner and any other Related Person specifically authorized by or described in this Agreement may be engaged in by the General Partner or any such Related Person and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty owed by any such Related Person to the Partnership or to any Partner.

7.9 ERISA Covenants. The General Partner shall at all times conduct the affairs of the Partnership such that the Partnership's assets would not constitute plan assets of any Partner for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code. This shall include, but not be limited to, ensuring that the ERISA Partners shall, in the aggregate, hold less than twenty-five percent (25%) of the total value of each class of equity interest in the Partnership, as determined in accordance with ERISA and any regulations issued thereunder.

8. EXPENSES AND FEES.

8.1 Partnership Expenses. Organizational Expenses for the Partnership shall be payable directly by the Partnership. The Partnership will be responsible for, and pay, all other expenses ("Partnership Expenses"), without limitation:

(a) all expenses incurred in connection with Partnership operations;

(b) all costs incurred in connection with the preparation of or relating to reports made to the Partners;

(c) all costs related to litigation involving the Partnership, directly or indirectly, including, without limitation, attorneys' fees incurred in connection therewith;

(d) all costs related to the Partnership's indemnification or contribution obligations set forth in Section 11;

(e) the costs of any litigation, director and officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;

(f) all unreimbursed out-of-pocket expenses relating to transactions that are not consummated including legal, accounting and consulting fees and all extraordinary professional fees incurred in connection with the business or management of the Partnership;

(g) all expenses of liquidating the Partnership;

(h) any taxes, fees or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership; and

(i) The Manager, as in accordance with a separate Administrative Services Agreement (“Administrative Services Agreement,”) is entitled to a fee equal to one percent (1%) per annum of on the invested capital into the hotel assets owned by the Company.

8.2 Limited Partner's Expenses. Each Limited Partner shall be solely responsible for its own expenses and out-of-pocket costs incurred in connection with the organization of, its admission to, and the maintenance of its Interest in, the Partnership.

9. BOOKS OF ACCOUNT, RECORDS AND BANKING.

9.1 Maintenance of Books and Records, Etc.

(a) Maintenance of Books and Records. The Partnership shall maintain books and records in such manner as is utilized in preparing the Partnership's United States federal information tax return in compliance with § 6031 of the Code, and such other records as may be required in connection with the preparation and filing of the Partnership's required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, the records reflecting the Capital Accounts and adjustments thereto specified in Section 5.Access. All such books and records shall at all times be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours upon five (5) Business Days' prior written notice.

(b) Banking All funds of the Partnership may be deposited in such bank, brokerage or money market accounts as shall be established by the General Partner. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the General Partner may in its discretion from time to time designate.

9.2 Tax Information. Subject to the General Partner receiving all necessary information from third parties, within ninety (90) days after the end of each Fiscal Year of the Partnership, the General Partner shall send each Person who was a Partner at any time during the Fiscal Year then ended (including any permitted assignee of a Partner who so requests in writing, whether or not a Substitute Limited Partner) a Schedule K-1 and such Partnership tax information as the General Partner reasonably believes shall be necessary for the preparation by such Person of its United States federal, state and local tax returns in accordance with any applicable laws, rules and regulations then prevailing. Such information shall include a statement showing such Person's share of distributions, income, gain, loss, deductions and expenses and other relevant fiscal items of the Partnership for such Fiscal Year. Promptly upon the request of any Partner, the General Partner will furnish to such Partner:

(a) all United States federal, state and local income tax returns or information returns, if any, which the Partnership is required to file; and

(b) such other information as such Partner may reasonably request for the purpose of applying for refunds of withholding taxes, including to the extent not already set forth on the Schedule K-1, such Person's share of the Partnership's UBTI reported to the Internal Revenue Service.

9.3 Financial Statements and Other Reports.

(a) Annual Audited Financial Information. Subject to the General Partner receiving all necessary information from third parties, within one-hundred-and-eighty (180) days after the end of each Fiscal Year of the Partnership, the General Partner shall send to each Person who was a Partner in the Partnership at any time during the Fiscal Year then ended, and who files a written request with the General Partner, an audited statement of assets, liabilities and Partners' capital as of the end of such Fiscal Year and related audited statements of income or loss and changes in assets, liabilities and Partners' capital, all prepared on the same basis used for the computation of adjustments to Capital Accounts.

10. TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE LIMITED PARTNERS.

10.1 Assignments and Withdrawals by Limited Partners.

(a) Withdrawal from Partnership. Except as otherwise provided in this Section 10.1, no Limited Partner may withdraw from the Partnership or make a demand for or receive paid-in capital. It is the intent of the General Partner to begin the sale of all Partnership Assets in year five of the Company with the hope to have all Assets disposed of in year six whereby all Units shall be considered redeemed.

(b) Limited Right of Assignment. No Limited Partner may directly or indirectly sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of such Partner's Interest (including, without limitation, any right to receive distributions or allocations in respect of such Interest and whether voluntarily, involuntarily or by operation of law) (each, an "Assignment") without the prior written consent of the General Partner, the granting or denial of which shall be in the General Partner's discretion. Each Limited Partner and each assignee thereof hereby agrees that it will not effect any Assignment of all or any part of its Interest (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the General Partner to violate the Securities Act, the Exchange Act, the Investment Company Act, ERISA, or the laws, rules, regulations, orders and other directives of any Governmental Authority.

(c) Conditions Precedent to Assignment. Any purported Assignment by a Limited Partner pursuant to the terms of this Section 10.1 shall, in addition to requiring the prior written consent referred to in Section 10.1(b), be subject to the satisfaction of the following conditions:

(i) the General Partner shall have been given at least twenty (20) Business Days' prior written notice of such desired Assignment specifying the name and address of the proposed assignee and the terms and conditions of the proposed Assignment;

(ii) the assigning Limited Partner or assignee shall undertake to pay all expenses incurred by the Partnership or the General Partner on behalf of the Partnership in connection therewith;

(iii) the Partnership shall receive from the assignee (A) such documents, instruments and certificates as may be requested by the General Partner, pursuant to which such assignee shall agree to be bound by this Agreement, (B) a certificate duly executed by the assignee to the effect that each of the representations, warranties and acknowledgments set forth in the Subscription Agreement are (except as otherwise disclosed to the General Partner) true and correct with respect to such Person as of the date of such Assignment and that the assignee agrees to be bound by each of the agreements, covenants and acknowledgments in the Subscription Agreement as if it were a party thereto, (C) a completed suitability statement in the form contained in the Subscription Agreement, as relevant to the proposed assignee, (D) such other documents, opinions, instruments and certificates as the General Partner shall request, and (E) a counterpart of this Agreement executed by or on behalf of such Person;

(iv) such assigning Limited Partner or assignee shall, prior to making any such Assignment, deliver to the Partnership the opinion of counsel described in Section 10.1(d); and

(v) such Assignment would not pose a material risk that the Partnership will be treated as a "publicly traded partnership" within the meaning of § 7704 of the Code and the regulations promulgated thereunder or make the Partnership ineligible for "safe harbor" treatment under § 7704 of the Code and the regulations promulgated thereunder.

The General Partner may waive any or all of the conditions set forth in this Section 10.1(c) other than clause (iii)(B) thereof if, in its discretion, it deems it in the best interests of the Partnership to do so.

(d) Requisite Opinion of Counsel. The opinion of counsel referred to in Section 10.1(c)(iv) shall be in form and substance satisfactory to the General Partner, shall be from counsel satisfactory to the General Partner (which, in the case of an assignee that is an institutional investor, may be staff counsel regularly employed by such institutional investor) and shall be substantially to the effect that (unless otherwise agreed by the General Partner) the consummation of the Assignment contemplated by the opinion will not:

(i) violate any provisions of the Securities Act or applicable state securities laws;

(ii) require the General Partner or the Partnership to register as an investment company under the Investment Company Act and (whether or not such Assignment is of the assigning Limited Partner's entire Interest), that the assignee is a Person that counts as one beneficial owner for purposes of § 3(c)(1) of the Investment Company Act;

(iii) require the General Partner or any Affiliate of the General Partner that is not registered under the Advisers Act to register as an investment adviser under the Advisers Act;

(iv) cause the Partnership to be taxable as a corporation or association under the Code;

(v) violate the laws of any state or the rules and regulations of any Governmental Authority applicable to such Assignment;

(vi) pose a material risk that the Partnership will he treated as a "publicly traded partnership" within the meaning of § 7704 of the Code and the regulations promulgated thereunder and would not make the Partnership ineligible for "safe harbor" treatment under § 7704 of the Code and the regulations promulgated thereunder; and

(vii) cause all or any portion of the assets of the Partnership to constitute "plan assets" under ERISA or the Code or to be subject to the provisions of ERISA to substantially the same extent as if owned directly by any ERISA Partner.

In giving such opinion, counsel may, with the consent of the General Partner, rely as to factual matters on certificates of the assigning Limited Partner, the assignee and the General Partner.

(e) Admission of Assignees as Substitute Limited Partners. No assignee of all or any part of an Interest of a Limited Partner shall be admitted to the Partnership as a Substitute Limited Partner unless and until the General Partner has consented to such substitution in its discretion. Unless and until an assignee of an Interest becomes a Substitute Limited Partner, such assignee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such Interest. In the event of the admission of an assignee as a Substitute Limited Partner, all references herein to the assigning Limited Partner shall be deemed to apply to such

Substitute Limited Partner, and such Substitute Limited Partner shall succeed to all rights and obligations of the assigning Limited Partner hereunder. A Person shall be deemed admitted to the Partnership as a Substitute Limited Partner at the time that the foregoing provisions are satisfied. The General Partner shall revise Schedule A attached hereto to reflect such admission. No attempted Assignment and no substitution shall be recognized by the Partnership unless effected in conformity with and as permitted by this Agreement.

10.2 Assignments and Withdrawal by the General Partner. Without the consent of Limited Partners with at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Voting Interests of all Limited Partners, the General Partner shall not have the right to assign, pledge or otherwise transfer its interest as the general partner of the Partnership and the General Partner shall not have the right to withdraw from the Partnership; provided that, without the consent of the Limited Partners, the General Partner may, at the General Partner's expense, be reconstituted as or converted into a corporation or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation or otherwise so long as such reconstitution or conversion does not have adverse tax or legal consequences for the Limited Partners.

In the event of an assignment or other transfer of all of its interest as a general partner of the Partnership in conformity with this Section 10.2, the General Partner's assignee or transferee shall be substituted in its place as general partner of the Partnership and the General Partner shall withdraw as a general partner of the Partnership.

10.3 ERISA Partners and BHC Partners.

(a) Action by a Limited Partner. If an ERISA Partner shall notify the General Partner that, as a result of (x) the adoption of or amendment to any statute or regulation or a development in the case law or the DOL's interpretation of the definition of "plan assets" for purposes of ERISA or (y) the failure of the Partnership to comply with an exception set forth in ERISA or any regulations issued thereunder, there is a reasonable likelihood that all or any part of the Partnership's assets would be deemed to be "plan assets" and the General Partner does not deliver to such ERISA Partner, within thirty (30) days of the receipt of such notice, an opinion of counsel, in form and substance reasonably satisfactory to such ERISA Partner, that such likelihood does not exist, or if the General Partner determines (after consulting with its counsel) that there is a reasonable likelihood that all or any part of the Partnership's assets would be deemed to be "plan assets," any such Limited Partner may:

(i) request the Partnership to make or, if the Partnership fails to do so, itself make an appropriate application for exemptive relief to the DOL; or

(ii) assign all or any portion of its Interest to a third party whose acquisition of such Interest would result in a reduction in the percentage of the Partnership's assets that are (or might be) treated as though assets of an ERISA Partner (a "Non- Plan Party"), in a transaction that complies with Section 10.1.

If the General Partner determines in good faith that there is a reasonable likelihood that any or all of the assets of the Partnership would be deemed to be "plan assets" for purposes of ERISA (and appropriate relief, as determined in its discretion by the General Partner, has not been obtained from the DOL or otherwise), each ERISA Partner will, at the request of the General Partner, use its best efforts to dispose of its entire Interest (or such portion of its Interest as, in the discretion of the General Partner, is sufficient to prevent the Partnership's assets from being deemed "plan assets" for purposes of ERISA) to a Non-Plan Party at a price reasonably acceptable to such ERISA Partner in a transaction that complies with Section 10.1.

(b) Action by the General Partner. If an ERISA Partner has not disposed of its entire Interest (or such portion of its Interest as, in the discretion of the General Partner, is sufficient to prevent the Partnership's assets from being deemed "plan assets" for purposes of ERISA) within thirty (30) days of the General Partner having notified such ERISA Partner of the determination set forth in Section 10.3(a), then, notwithstanding anything to the contrary herein, the General Partner shall have the right, but not the obligation, upon fifteen (15) days' prior written notice, to do, in its discretion, any or all of the following to reduce or alleviate any restrictions, prohibitions or other material complications resulting from the Partnership's assets being deemed "plan assets" for the purposes of ERISA:

(i) offer to any Non-Plan Party the opportunity to purchase, or purchase itself, at the Fair Market Value thereof, all or any portion of the ERISA Partner's Interest that remains after operation of paragraph (ii) of this Section 10.3(b); or

(ii) dissolve and terminate the Partnership and distribute the Partnership assets in conformity with Section 12.

In determining the appropriate action to take under this Section 10.3(b), the General Partner shall take into consideration the effect of such action on all of the Limited Partners, including those Limited Partners that have not caused the General Partner to consider any of the foregoing actions.

Unless such action results from the failure of the Partnership to comply with an exception set forth in ERISA, or any regulations issued thereunder, because the General Partner contravenes any provision of this Agreement, all costs and expenses in connection with Section 10.3(a) and this Section 10.3(b) in respect of any Limited Partner shall be paid by such Limited Partner.

(c) BHC Partners. If a BHC Partner shall deliver to the General Partner an opinion, in form and substance reasonably satisfactory to the General Partner, from counsel reasonably satisfactory to the General Partner (which may be staff counsel regularly employed by such BHC Partner), that, as a result of Regulation Y, the partial withdrawal of such BHC Partner from the Partnership is necessary so that the Interest of such BHC Partner in the Partnership does not exceed twenty-four and ninety-nine one-hundredths percent (24.99%) of the aggregate Interests of all the Partners, any such BHC Partner may assign that portion of its Interest to a third party that would result in a reduction in such BHC Partner's Interest to below twenty-four and ninety-nine one- hundredths percent (24.99%) in a transaction that complies with Section 10.1.

If a BHC Partner has not disposed of the portion of its Interest that is sufficient to prevent a violation of Regulation Y, then, notwithstanding anything to the contrary herein, the General Partner shall have the right, but not the obligation, upon fifteen (15) days' prior written notice, to:

(1) offer to any other Person the opportunity to purchase, at the Fair Market Value thereof, all or any portion of the BHC Partner's Interest that remains after operation of paragraph (ii) of this Section 10.3(c); or

(2) liquidate all or any portion of the BHC Partner's Interest or make a special distribution in respect of such Interest to such Limited Partner, in which case such BHC Partner's right to receive future distributions pursuant to Section 6.2 and Section 12.2 shall be appropriately adjusted in good faith by the General Partner, and the General Partner may, in its sole discretion, choose to distribute cash, cash equivalents and Securities or any combination of the foregoing, in an amount (or having a Fair Market Value) equal to the Fair Market Value of such Interest, provided that the applicable provisions of Section 6.3 shall apply to any distribution in kind in connection with such liquidation.

All costs and expenses in connection with this Section 10.3(c) shall be paid by such BHC Partner.

(d) Documentation, etc. The details and documentation relating to any transaction or transactions effected pursuant to this Section 10.3 or Section 10.4 shall be as determined by the General Partner in the good faith exercise of its judgment. Upon the closing of any transaction or transactions effected pursuant to this Section 10.3 or Section 10.4, the General Partner (i) may, in its discretion, admit each purchaser (which is not already a Partner or Substitute Limited Partner) on such terms and upon the delivery of such documents as the General Partner, in its discretion, shall deem to be appropriate, and (ii) shall make such additional adjustments to the Capital Accounts, and Capital Contributions of the ERISA Partner or BHC Partner and of all Partners and Substitute Limited Partners who have purchased Interests pursuant to this Section 10.3 or Section 10.4 as it shall deem, in its reasonable judgment, to be equitable to all Limited Partners. The General Partner shall make such revisions to Schedule A attached hereto as may be necessary or appropriate to reflect the admission of each purchaser (which is not already a Partner or Substitute Limited Partner immediately prior to the time of such purchase) being admitted to the Partnership as a Substitute Limited Partner.

10.4 Sale of Interest: Applicable Law Withdrawal.

(a) Sale of Interest. In addition to the circumstances described in Section 10.3, if, at any time, the General Partner determines, after consultation with the affected Limited Partner and counsel to the General Partner, that there is a reasonable likelihood that the continuing participation in the Partnership by any Limited Partner might:

(i) cause the Partnership or any Partner to be subject to a requirement to register as an investment company under the Investment Company Act, or

(ii) have a Material Adverse Effect, such Limited Partner will, upon the written request of the General Partner, use its best efforts to dispose of its entire Interest (or such portion of its Interest that, in the good faith judgment of the General Partner, is sufficient to prevent or remedy the circumstance described above) to any Person at a price acceptable to such Limited Partner, in a transaction that complies with Section 10.1.

(b) Applicable Law Withdrawal. On the advice of counsel to the Partnership that a Limited Partner may not own an interest in the Partnership, the General Partner shall use its good faith efforts, and the Limited Partner shall use his, her, or its best efforts to sell all of such Limited Partner's Units to another person. These steps may include, depending on the provisions of such Applicable Law, (i) arranging for the sale of the Limited Partner's Interest to a third party upon terms reasonably satisfactory to the Limited Partner in a transaction that complies with Section 10.1, (ii) making any appropriate applications to the relevant Governmental Authority, (iii) excusing such Limited Partner from further Capital Contributions, and converting its Interest into a special interest with no voting or similar rights but with only an economic right (identical to its prior rights as a Limited Partner) with respect to which such Limited Partner has made Capital Contributions as set forth in Section 3.4, or (iv) permitting the Limited Partner to withdraw from the Partnership for a "payment" to such Limited Partner equal to the value of its Interest at the time of withdrawal, such value to be determined taking into account the Limited Partner's rights to distributions pursuant to Section 6.2. The aforesaid "payment" shall be made in cash unless the General Partner determines in its discretion that the payment in cash would be economically detrimental to the Partnership, in which case such payment may be made in kind, subject to Applicable Law, or by unsecured promissory note, payable with 5% annual interest in 60 equal monthly payments of principal and interest. The timing of any such withdrawal must be mutually agreeable to the Limited Partner and the General Partner taking proper account of the effective date of the Applicable Law that is the basis for the withdrawal or other remedy provided herein and the need of the General Partner for a reasonable period of time to fmd a solution to the illegality or requirement for divestiture. Such illegality must be established by (i) an opinion of counsel (which counsel shall be reasonably satisfactory to the General Partner and which, in the case of a Limited Partner that is an institutional investor, may be staff counsel regularly employed by such institutional investor) substantially to the effect that the ownership of the Interest more likely than not will result in such illegality or requirement for divestiture or (ii) upon a ruling or order from a Governmental Authority.

10.5 Involuntary Redemption. The Partnership may redeem some or all of the Units owned by a Limited Partner or an assignee in the sole discretion of the General Partner at any time after giving such Limited Partner seven (7) days notice of redemption in conformity with Section 15.10. The Partnership shall pay the completely redeemed Limited Partner an amount equal to his, her, or its positive Capital Account balance at the time of redemption in full cancellation of all Units owned by such redeemed Limited Partner. The Partnership shall pay the partially redeemed Limited Partner an amount equal to such Partner's positive Capital Account balance multiplied by a fraction with the number of such Partner's Units redeemed as the numerator, and the total number of Units owned by such Partner immediately before the redemption as the denominator.

11. INDEMNIFICATION OF GENERAL PARTNER.

11.1 Indemnification. The Partnership shall, to the maximum extent permitted by applicable law, indemnify and hold harmless all Related Persons, and the Partnership and each Limited Partner shall release each Related Person, to the fullest extent permitted by applicable law, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action (including any action to enforce this Section 11.1), claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or other Governmental Authority, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which, in the good faith judgment of the General Partner, arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the General Partner, or the matters set forth in Section 3.2(a)(i) — (iii) inclusive, except for any such Damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or material breach of this Agreement or knowing violation of law by, the Person seeking indemnification. If any Related Person is entitled to indemnification from any source other than the Partnership, including, without limitations, any insurance policy by which such Person is covered, then the General Partner shall use its reasonable best efforts to cause such Related Person to seek indemnification from such other source simultaneously with seeking indemnification from the Partnership, and the amount recovered by such Related Person from such other source shall reduce the amount of the Partnership's indemnification hereunder. Such attorneys' fees and expenses shall in the discretion of the General Partner be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Related Person on whose behalf such expenses are incurred to repay such amounts if it is fmally adjudicated by a court of competent jurisdiction that indemnification is not permitted by law or this Agreement.

The termination of any proceeding by settlement shall be deemed not to create a presumption that the Related Person involved in such settlement acted in a manner which constituted bad faith, gross negligence, intentional misconduct, material breach of this Agreement or a knowing violation of law. The indemnification provisions of this Section 11.1 may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right, provided that any Related Person who fails to take such actions as the General Partner may reasonably request in defending any claim or who enters into a settlement of any proceeding without the prior approval of the General Partner (which shall not be unreasonably withheld) shall not be entitled to indemnification provided in this Section 11.1. The right of any Related Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

11.2 Contribution. If for any reason the indemnity provided for in Section 11.1 and to which a Related Person is otherwise entitled is unavailable to such Related Person (other than for reason of such Related Person acting in a manner which constituted bad faith, gross negligence, intentional misconduct, material breach of this Agreement or a knowing violation of law) in respect of any Damages, then the Partnership, in lieu of indemnifying such Related Person, shall contribute to the amount paid or payable by such Related Person as a result of such Damages in the proportion the total capital of the Partnership (exclusive of the balance in the Related Person's Capital Account (which, for purposes of this Section 11.2 in the case of a Related Person which is not a Partner, shall mean the General Partner's Capital Account if the Related Person is an Affiliate thereof)) bears to the total capital of the Partnership (including the balance in the Related Person's Capital Account), which contribution shall be treated as an expense of the Partnership.

11.3 Not Liable for Return of Capital. Neither the General Partner nor any other Related Person shall be personally liable for the return of the Capital Contributions of any Limited Partner or any portion thereof or interest thereon, and such return shall be made solely from available Partnership assets, if any.

12. DURATION AND TERMINATION OF THE PARTNERSHIP.

12.1 Event of Termination. The existence of the Partnership commenced on the date of the filing of the Certificate of Limited Liability Partnership pursuant to the Partnership Act and shall continue until the first to occur of the following events (an "Event of Termination"):

(a) the failure to continue the business of the Partnership as provided in Section 13.2 following a Disabling Event in respect of the General Partner or following any other event that causes the General Partner to cease to be a general partner of the Partnership under the Partnership Act unless a Majority in Interest complies with the requirements of Section 13.2(b);

(b) a determination by the General Partner to terminate the Partnership made in its sole discretion;

(c) a determination by the Limited Partners with at least eighty percent (80%) of the aggregate Voting Interests of all Limited Partners consenting thereto;

(d) a decision, made by the General Partner in its sole discretion, to dissolve the Partnership; or

(e) the entry of a decree of judicial dissolution pursuant to Section 802 of the Partnership Act.

12.2 Winding-Up. Upon the occurrence of an Event of Termination, the Partnership shall be dissolved and the business and affairs of the Partnership shall be wound-up. In connection with the dissolution and winding-up of the Partnership, the General Partner or, if there is no General Partner, a liquidator or other representative (the "Liquidation Representative") appointed by a Majority in Interest shall proceed with the sale or liquidation of all of the assets of the Partnership (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a) first, to pay (or to make provision for payment) in satisfaction of all obligations of the Partnership for all expenses of such liquidation;

(b) second, to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership) in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors;

(c) third, to the establishment of any reserve which the General Partner or the Liquidation Representative, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (such reserve may be paid over by the General Partner or the Liquidation Representative to an escrow agent acceptable to the General Partner or the Liquidation Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable in their discretion by the General Partner or the Liquidation Representative for distribution of the balance in the manner hereinafter provided in this Section 12.2);

(d) fourth, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership in conformity with each of the clauses above, to the Limited Partners, including any unpaid Preferred Returns, or their legal representatives in proportion to the positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for all periods, until every Limited Partner has a Capital Account balance that is less than or equal to zero; and

(e) Thereafter, the Partnership shall distribute any remaining net assets to the General Partner 70% and to the Limited Partners 30%, pro rata in accordance with their Capital Account balance as a ratio of the total of Capital Account balances of the Limited Partners.

12.3 Distributions in Cash or in Kind or a Winding UP. Upon dissolution, the General Partner or the Liquidation Representative, as the case may be, may in its discretion (a) liquidate all or a portion of the Partnership assets and apply the proceeds of such liquidation in the manner set forth in Section 12.2 and/or (b) hire independent appraisers to appraise the value of Partnership assets not sold or otherwise disposed of (the cost of such appraisal to be considered a Partnership Expense) or determine the Fair Market Value of such assets, and allocate any unrealized gain or loss determined by such appraisal to the Partners' respective Capital Accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the manner set forth in Section 12.2, provided that the General Partner or the Liquidation Representative shall in good faith attempt to liquidate sufficient Partnership assets to satisfy in cash the debts and liabilities described in Section 12.2.

If a Limited Partner shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Limited Partner to be in violation of any law, regulation or order, such Limited Partner and the General Partner shall each use its good faith efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

12.4 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner or the Liquidation Representative to minimize the losses attendant upon such liquidation.

12.5 Termination. Upon compliance with the foregoing distribution plan, the Partnership shall cease to be such, and the General Partner or the Liquidation Representative, as the case may be, shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Nevada a certificate of cancellation of the Partnership pursuant to the power of attorney contained in Section 15.11. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of such certificate of cancellation of the Partnership with the Secretary of State of the State of Nevada.

13. DISSOLUTION, ETC. OF PARTNERS.

13.1 Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Limited Partner. The occurrence of a Disabling Event in respect of a Limited Partner shall not dissolve the Partnership, and the Partnership shall continue in a reconstituted form, if necessary, without any action on the part of the remaining Partners. The trustee, executor, administrator, committee or guardian of the Limited Partner or of the Limited Partner's estate, as the case may be, shall have all the rights of the Limited Partner for the purpose of settling or managing the estate and such power as such Limited Partner possessed to assign all or part of such Limited Partner's Interest, provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Limited Partner only upon compliance with the provisions of Section 10.1.

13.2 Effect of Bankruptcy. Etc. of the General Partner.

(a) Not the Last General Partner. In the event of the death, incapacity, adjudication of incompetency, bankruptcy, dissolution, liquidation, retirement, resignation, withdrawal or removal of a General Partner (a "Disabling Event") who is not the last remaining General Partner (the "Withdrawing General Partner"), the Partnership may be continued with the consent of the remaining General Partners or General Partner pursuant to the terms and conditions of this Agreement.

(b) Last General Partner: Continuation of Partnership. Notwithstanding anything express or implied in this Agreement to the contrary, upon the occurrence of a Disabling Event in respect of the last remaining General Partner, the Partnership shall be dissolved and wound up as provided in Section 12.2, unless within one hundred and eighty (180) days of such Disabling Event, a Majority in Interest consent in writing to the reconstitution and continuation of the operations of the Partnership and their election, effective as of the date of the Disabling Event, of one (1) or more successor General Partners.

14. AMENDMENTS.

14.1 Amendments by General Partner. Notwithstanding the provisions and this Section 14.1, the General Partner shall have the authority to amend or modify this Agreement without any vote or other action by the other Partners, as expressly permitted by Section 15.11 or to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by applicable law. The General Partner shall have the authority to amend or modify this Agreement without any vote or other action by the other Partners: (a) to reflect the admission of substitute, additional or successor Partners and transfers of Interests pursuant to this Agreement; (b) to qualify or continue the Partnership as a Limited Liability Partnership (or a partnership in which the Limited Partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business; (c) to change the name of the Partnership; (d) to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained; or (e) to correct any typographical errors contained herein.

Notwithstanding any other provision of this Agreement, no modification or amendment of this Agreement that would adversely affect the interests of either the ERISA Partners or the BHC Partners shall take effect without the written consent of the ERISA Partners with more than one-half (1/2) of the aggregate Voting Interests of the ERISA Partners or the written consent of the BHC Partners with more than one-half (1/2) of the aggregate Voting Interests of the BHC Partners.

15. MISCELLANEOUS.

15.1 Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that such Partner may have to maintain any action for partition of any of the Partnership's property.

15.2 Entire Agreement. This Agreement and the Subscription Agreements, each as amended or supplemented from time to time, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto. Notwithstanding the foregoing or any other provision of this Agreement, in addition to this Agreement and the Subscription Agreements, the General Partner, in its own name or on behalf of the Partnership, may enter into one (1) or more side letters or other written agreements to or with any Limited Partner without the consent of any other Person, including any other Limited Partner, executed substantially contemporaneously with the admission of such Limited Partner to the Partnership, that affect the terms hereof and of such Limited Partner's Subscription Agreement, to meet certain requirements of such Limited Partner, and the terms of any such side letter or other agreement to or with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement or the Subscription Agreements. The General Partner hereby confirms that it has not entered into any such side letter or other agreement prior to the date hereof.

15.3 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN CONFORMITY WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF) AND, WITHOUT LIMITATION THEREOF, THE PARTNERSHIP ACT AS NOW ADOPTED OR AS MAY BE HEREAFTER AMENDED SHALL, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, GOVERN THE PARTNERSHIP ASPECTS OF THE AGREEMENT.

15.4 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

15.5 Severability. Each provision of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

15.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof. Further, facsimile copies of a counterpart shall have the same effect as an original, provided the Partnership is in possession of the funds representing the Limited Partner's Capital Contribution.

15.7 Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the Partnership and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the General Partner deems necessary or appropriate to form, qualify or continue the Partnership as a Limited Liability Partnership (or a partnership in which the Limited Partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America or any jurisdiction in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

15.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

15.9 Manner of Consent. Any consent or approval required by this Agreement may be given as follows: (a) by a written consent given by the consenting Partner at or prior to the taking of the action for which the consent is solicited, provided that such consent shall not have been nullified by either (i) notification to the General Partner by the consenting Partner at or prior to the time of, or the negative vote by such consenting Partner at, any meeting held to consider the taking of such action or (ii) notification to the General Partner by the consenting Partner prior to the taking of any action which is not subject to approval at such meetings; or (b) by the affirmative vote of the consenting Partner to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

15.10 Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given: (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested; (b) by delivering the same in person and receiving a signed receipt therefor; (c) by sending the same by an internationally recognized overnight delivery service; or (d) by telecopy. The address of the General Partner shall be as set forth on Schedule A attached to this Agreement and the address of the Partnership shall be as set forth in Section 2.4.

Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three (3) Business Days following the date so mailed, provided that any notice to the General Partner shall be effective only if and when received by the General Partner. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) through (d) shall be deemed to have been given when received. Notices, demands, consents and other communications to the Limited Partners are effective when delivered in accordance with the foregoing to each Limited Partner or its representative.

Any Limited Partner or its representative, the Partnership or the General Partner or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of any representative, directed to the Partnership at its offices as hereinabove set forth.

15.11 Grant of Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner and each member of the General Partner as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

(a) Any certificates or other instruments or amendments thereof which the Partnership may be required to file under the Partnership Act or pursuant to the requirements of any Governmental Authority having jurisdiction over the Partnership or which the General Partner shall deem it advisable to file, including, without limitation, this Agreement, any amended agreement and a certificate of cancellation as provided in Section 12.5;

(b) Any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a Limited Liability Partnership (or a partnership in which the Limited Partners have limited liability) and to preserve the limited liability status of the Partnership in the jurisdictions in which the Partnership may acquire investments;

(c) Any certificates or other instruments which may be required in order to effectuate any change in the membership of the Partnership or to effectuate the dissolution and termination of the Partnership pursuant to Section 12; and

(d) Any amendments to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section 15.11 or pursuant to this Agreement.

15.12 Irrevocable and Coupled with an Interest; Copies to Be Transmitted. The powers of attorney granted under Section 15.11 shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the General Partner pursuant to the powers of attorney granted in Section 15.11 shall be transmitted to each Limited Partner promptly after the date of the execution of any such document.

15.13 Survival of Power of Attorney. The powers of attorney granted in Section 15.11 shall survive delivery of an Assignment by any Limited Partner of the whole or any part of such Partner's Interest, provided that if such Assignment was of all of such Limited Partner's Interest and the substitution of the assignee as a Limited Partner has been consented to by the General Partner, the foregoing powers of attorney shall survive the delivery of such Assignment only for the purpose of enabling the General Partner to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Substitute Limited Partner. Such powers of attorney shall survive any Disabling Event in respect of a Limited Partner and shall extend to such Limited Partner's successors and assigns.

15.14 Limitation of Power of Attorney. Except as expressly set forth in Section 14, the powers of attorney granted under Section 15.11 cannot be utilized by the General Partner for the purpose of increasing or extending any financial obligation or liability of a Limited Partner or altering the method of division of profits and losses or the method of distributions in connection with the investment of a Limited Partner without the written consent of such Limited Partner.

15.15 Meetings. The Partnership shall not hold annual meetings. The General Partner or Limited Partners holding twenty percent (20%) of the outstanding Units may call a meeting to occur within the State of Nevada on any Business Day designated by the General Partner or the Limited Partners who called the meeting. The sole purpose of such meeting shall be to take a vote expressly authorized by this Agreement. Partners shall be notified in writing at least ten (10) Business Days prior to each annual meeting. Such notice shall contain the time and place of the upcoming meeting.

15.16 Confidentiality. Each Limited Partner agrees, as set forth below, with respect to any information pertaining to the Partnership or their respective investments or Affiliates that is provided to such Limited Partner pursuant to this Agreement or otherwise (collectively, "Confidential Matter"), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Partner, its Affiliates, or any representative or other Person acting on behalf of such Limited Partner (collectively, its "Authorized Representatives"), which contain or otherwise reflect or are generated from Confidential Matters, and will not, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Limited Partner (or its Authorized Representative) may disclose any such information: (a) as has become generally available to the public; (b) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Limited Partner (or its Authorized Representative) but only that portion of the data and information which, in the written opinion of counsel for such Limited Partner or Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; or (d) as to which the General Partner has consented in writing.

15.17 Payment in U.S. Dollars. Unless otherwise requested by the General Partner, all payments required to be made pursuant to this Agreement (other than distributions by the Partnership) shall be payable only in U.S. Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, or any other realization in such other currency, whether as proceeds of set-off, distributions or otherwise, except to the extent that such tender, recovery or realization shall result in the effective receipt by the Person to whom such payment was owed of the full amount of U.S. Dollars due and payable hereunder.

15.18 Submission to Personal Jurisdiction and Consent to Venue. Each Limited Partner irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Nevada or the United States federal courts for the District of Nevada, and, by execution and delivery of this Agreement, each Limited Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive personal jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each Limited Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 15.10. Each Limited Partner hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the General Partner or the Partnership to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against any other Partner hereunder in any other jurisdiction. Nothing in this Section 15.18 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

15.19 Entity Classification. It is the intention of the Partners that the Partnership be treated as a partnership for income tax purposes. The Tax Matters Partner is authorized to make a protective election to be treated as a partnership for federal income tax purposes on IRS Form 8832, Entity Classification Election, in the manner described under § 301.7701-3(c) of the Treasury Regulations. By executing this Agreement, each of the Partners hereby consents to any election made by the Tax Matters Partner for the Partnership to be treated as a partnership for United States federal income tax purposes.

15.20 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

15.21 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

15.22 Partnership Counsel. Each Limited Partner hereby acknowledges and agrees that The Law Office of Jillian Sidoti and any other law firm retained by the General Partner in connection with the organization of the Partnership, the offering of Interests, the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner, and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

15.23 Ownership and Use of Name. Upon termination of the Partnership, the entire right, title and interest in and to the name "Equisource Hotel Fund I, LLP" and the goodwill attached thereto shall, without requiring any compensation to the Partnership or to any Limited Partner, be assigned to the General Partner or to such other Person as shall be designated by the General Partner.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts as of the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one (1) and the same instrument.

Andrew Jolley, Managing Member of
Equisource Management, LLC
General Partner

July 31, 2013

EXECUTION PAGE FOR LIMITED LIABILITY PARTNERSHIP AGREEMENT OF EQUISOURCE HOTEL FUND I. LLP

Individuals interested in purchasing Limited Partnership Units must complete and return this along with along with a copy of their Subscription Agreement, wire transfer, check, or money order payable to in accordance with the Deposit Instructions as attached to the Subscription Agreement.

Number of Limited Partnership Interests (Units):__________  Total tendered: $____________________

INDIVIDUALS
EXECUTION PAGE FOR LIMITED PARTNERSHIP AGREEMENT
OF EQUISOURCE HOTEL FUND I, LLP

Form of Ownership (Check One):	(SEAL) ________________________________________ Signature of Investor
____ Individual ____ Tenants-in-common (each must sign) ____ Joint tenants with right of survivorship (each must sign)	________________________________________ Typed or Printed Name of Investor
____ Tenants by the entireties (each must sign) ____ Fiduciary capacity (please indicate the capacity on the signature line)	(SEAL) ________________________________________ Signature of Co-Investor (if any)
________________________________________ Typed or Printed Name of Co-Investor (if any)
________________________________________ Residence or Business Address
________________________________________ City State Zip
(__)_____________________________________ Telephone Number
________________________________________ Social Security Number

ACCEPTED THIS ____ DAY OF ________, _____
EQUISOURCE HOTEL FUND I, LLP

By:
________________________________________

Name:
________________________________________

Title:
________________________________________

ENTITIES

Entity Form (Check One):	________________________________________ Typed or Printed Name of Entity
____ Corporation ____ Partnership ____ Corporation	(SEAL) By: ________________________________________ Name: ________________________________________ Title: ________________________________________
________________________________________ Principle Business Address of Entity
________________________________________ City State Zip
(__)______________________________________ Telephone Number
_________________________________________ Taxpayer Identification Number

ACCEPTED THIS ____ DAY OF ________, ______
EQUISOURCE HOTEL FUND I, LLP

By:
________________________________________

Name:
________________________________________

Title:
________________________________________

ERISA OR TRUST INVESTORS

Form of Ownership (Check One): ____ TRUST ____ IRA (owner and custodian sign) ____ EMPLOYEE BENEFIT PLAN ____ OTHER (specify ______________)

(SEAL) ________________________________________ Signature of Trustee / Custodian	(SEAL) ________________________________________ Signature of Beneficiary / Owner (if applicable)
________________________________________ Printed Name of Trustee / Custodian	________________________________________ Name of Beneficiary / Owner (if applicable)
________________________________________ Printed Name of Plan (if applicable)	________________________________________ Residence or Business Address of Beneficiary / Owner (if applicable)
________________________________________ Residence or Business Address of Trustee / Custodian / Plan	________________________________________ City State Zip
________________________________________ City State Zip	(__)_____________________________________ Telephone Number
(__)_____________________________________ Telephone Number	________________________________________ Social Security Number of Beneficiary / Owner (if applicable)

Taxpayer Identification Number of Trustee / Custodian / Plan

ACCEPTED THIS ____ DAY OF ________, _____
EQUISOURCE HOTEL FUND I, LLP

By:
________________________________________

Name:
________________________________________

Title:
________________________________________

REPRESENTATIONS BY EMPLOYEE BENEFIT PLANS

The undersigned, on behalf of the subscribing employee benefit plan, represents that all of the obligations and requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”), including prudence and diversification, with respect to the investment of trust assets in Equisource Hotel Fund I, LLP, a Nevada limited partnership (the “Partnership”), have been considered prior to subscribing for the limited partnership units of the Partnership (the “Units”). The person with investment discretion on behalf of the plan has consulted his attorney or other tax advisor with regard to whether the purchase of Shares might generate “unrelated business taxable income” under Section 512 of the Internal Revenue Code of 1986. By signing this representation letter, the trustee or custodian subscribing for the Units assumes full responsibility for evaluating the appropriateness of the investment and represents that he has performed his duties with respect to the plan solely in the interest of the participants of the plan with the care, skill and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

The Units may not be purchased with the assets of an employee benefit plan if the Partnership or any affiliate of the Partnership either: (a) has investment discretion with respect to the investment of such plan assets; (b) has authority or responsibility to regularly give investment advice with respect to such plan assets, for a fee, and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such plan assets and that such advice will be based on the particular investment needs of the plan; (c) has discretionary authority or discretionary responsibility for administration of a plan; or (d) are employers maintaining or contributing to such plan~~;~~. Additionally, the Units may not be purchased by an employee benefit plan that is not excluded by the foregoing unless, such plan is eligible for the exemption relief available under U.S. Department of Labor Prohibited Transaction Class Exemption 96-23,95-60,91-38,90-1 OR 84-14 or another applicable exemption or its purchase and holding of the Units are not prohibited by Section 406 of ERISA or Section 4975 of the Internal Revenue Code. These restrictions are intended to prevent potential violations of certain provisions of ERISA. Each fiduciary who authorizes a purchase of the Units by a plan must determine for itself whether such purchase would constitute a prohibited transaction.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF AN EMPLOYEE BENEFIT PLAN IS IN NO RESPECT A REPRESENTATION BY THE PARTNERSHIP THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN. THE PARTNERSHIP RESERVES THE RIGHT TO REJECT THE SUBSCRIPTIONS OF ANY EMPLOYEE BENEFIT PLAN, IN ITS SOLE DISCRETION, IF IT BELIEVES THAT THE ACCEPTANCE OF ADDITIONAL EMPLOYEE BENEFIT PLAN SUBSCRIPTIONS MAY JEOPARDIZE THE STANDING OF THE PARTNERSHIP UNDER APPLICABLE LAW AS A PERMISSIBLE INVESTMENT BY EMPLOYEE BENEFIT PLANS.

Name of Plan: ________________________________________	By:
________________________________________ (Trustee)

REPRESENTATIONS BY IRAS

Each IRA investor must determine for itself whether a purchase of the Units would constitute a prohibited transaction and a violation of Section 4975 of the Internal Revenue Code.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF AN IRA IS IN NO RESPECT A REPRESENTATION BY THE PARTNERSHIP THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR IRA. THE PARTNERSHIP RESERVES THE RIGHT TO REJECT THE SUBSCRIPTIONS OF ANY IRA, IN ITS SOLE DISCRETION, IF IT BELIEVES THAT THE ACCEPTANCE OF ADDITIONAL IRA MAY JEOPARDIZE THE STANDING OF THE PARTNERSHIP UNDER APPLICABLE LAW AS A PERMISSIBLE INVESTMENT BY EMPLOYEE BENEFIT PLANS.

(SEAL) ________________________________________ Signature of Custodian (if applicable)	(SEAL) ________________________________________ Signature of Owner
________________________________________ Printed Name of Custodian (is applicable)	________________________________________ Name of Owner

SCHEDULE A

LIMITED PARTNERSHIP AGREEMENT OF
EQUISOURCE HOTEL FUND I, LLP
List of Partners as of__________, _____

Part I: General Partner

General Partner:
$[ ]

Part II: Limited Partners

Limited Partners:

Limited Partner Commitments:	$[ ]

Total Commitments:	$[ ]

EXHIBIT 10.1

Agreement to Convert Debt into Equity

This Agreement to Convert Debt into Equity (“Agreement”) is made as of July 15, 2013, by and between Equisource Hotel Fund I, LLP, a Nevada Limited Liability Partnership (the “Company”) and Equisource Management, LLC, a Nevada Limited Liability Company  and General Partner of the Company (“General Partner” and collectively with the Company, the “Parties”).

 WHEREAS, General Partner has previously agreed to convert an outstanding debt of $10,000 owed to it by the Company (the “Debt”), into additional Paid In Capital into the General Partner Interest with the General Partner continuing to be the only holder of such interests in accordance with the Company’s Limited Liability Partnership Agreement (“General Partner Interest”);

NOW THEREFORE, in consideration of the covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

 1.           Conversion of the Debt into the General Partner Interest.  The General Partner hereby agree that  the Debt shall be converted into an additional Paid In Capital of 100% of the General Partner Interest already owned by the General Partner and to be recorded as an equity interest on the financial statements of the Company.  After the conversion, the Debt shall no longer be outstanding and extinguished in its entirety.

2.           Representations, Warranties and Covenants by General Partner.  General Partner hereby makes the following representations, warranties, and covenants as to the transactions contemplated by this Agreement as of the date of this Agreement and as of the date of the increase of paid in capital and equity interest.

a.           Andrew Jolley, a manager of Equisource Management, LLC, has the power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.

3.           Representations, Warranties and Covenants by the Company.  The Company hereby makes the following representations, warranties, and covenants as to the transactions contemplated by this Agreement as of the date of this Agreement and as of the date of the increase equity interest as booked on the Company’s financial statements.

a.           The Company is a limited liability partnership, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.

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4.           Further Assurances.  Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

5.           Miscellaneous.  This Agreement may be executed in any number of facsimile counterparts, all of which shall be but a single original.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  The Parties shall execute and deliver from time to time hereafter, upon written request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Agreement.

6.           Governing Law.  This Agreement and all actions arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions of the State of Nevada, or of any other state.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

As to the General Partner:

/s/ Andrew Jolley
Andrew Jolley, Manager of
Equisource Management, LLC
General Partner

As to the Company:

/s/ Andrew Jolley
Andrew Jolley, Manager of
Equisource Management, LLC
General Partner

 2

EXHIBIT 10.2

AMENDED AND RESTATED ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of the 10th day of June, 2013 and amended as of the 25th day of July, 2013 by and among Equisource Hotel Fund I, LLP (the “Issuer”) whose address and other information appear on the Information Sheet (as defined herein) attached to this Agreement, and VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, NY 11516 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Issuer proposes to sell up to $25,000,000 (the “Offering Amount”) of the Issuer’s limited partnership interests (the “Securities”) to investors (the subscribers of the Securities pursuant to this offering are hereinafter referred to as “Investors”), in a public offering in a “minimum/maximum” offering to qualified investors of a minimum of $1,000,000 (“Minimum Offering”);

WHEREAS, the Issuer proposes to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the Issuer in connection with such public offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to establish a special bank account at Citibank, N.A. (the “Bank”) into which the subscription monies, which are received by the Escrow Agent from Issuer and credited to the Escrow Account, are to be deposited.

WHEREAS, the Issuer warrants that it has applied for authority from the Securities Exchange Commission to sell certain securities, specifically Limited Liability Partnership Interests;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.         Information Sheet.  Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2.         Establishment of the Bank Account.

2.1 The Issuer shall deposit all monies received from the sale of securities in a special Escrow Account with the Bank to be designated the "Equisource Hotel Fund I, LLP Escrow Account" (the "Escrow Account").  The Issuer and its agents shall cause all checks received by it for the payment of securities to be made payable to the Bank Escrow Account.   All funds so deposited shall be held in escrow by the Bank, and shall not be subject to judgment or creditor’s claims against the Issuer unless and until released to said Issuer in accordance with this Agreement.

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2.2 The Escrow Account shall be an interest bearing savings account.

2.3 Deposits in the form of checks which fail to clear the financial institution upon which they are drawn, together with the related Subscription Agreement, shall be returned by the Bank to the Subscriber.  A copy thereof shall be sent to the Issuer.

3.         Deposits to the Bank Account.

3.1 The Issuer, via its Subscription Agreement instruction, shall direct Investors to deliver all monies directly to the Escrow Agent, in the form of checks, cashier’s checks, money orders, or wire transfers. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “Equisource Hotel Fund I, LLP Escrow Account.”  Any check payable other than to the account name as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Issuer (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such subscription monies by the Escrow Agent, and such subscription monies shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

3.2 Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account.  Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts.”  The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system.  Simultaneously with each deposit to the Escrow Account, the Issuer shall inform the Escrow Agent in writing of the name and address of the prospective purchaser, the amount of Securities subscribed for by such purchase, and the aggregate dollar amount of such subscription and any other information requested by Escrow Agent (collectively, the “Subscription Information”).

3.3 The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information, which at minimum shall include the name, address, tax identification number and the number of shares/units.  Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

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3.4 The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.5 Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Fund.”

3.6 If the Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by the Issuer.

4.         Disbursement from the Bank Account

4.1  If at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Escrow Account represents the sale of the Minimum Offering Amount, the Escrow Agent shall promptly notify the Issuer of such fact in writing.  The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by both the Issuer as to the disbursement of the Fund, promptly after it receives such instructions.

4.2  Upon receipt by the Escrow Agent of written notification signed by the Issuer advising that it was unable to sell the Minimum Offering by the Termination Date, the funds deposited in the Escrow Account shall be returned by the Escrow Agent to the Subscribers according to the amount each contributed.  Total interest, less interest used to satisfy Bank costs and fees, will be divided pro rata and returned to each Subscriber based upon the ratio that each Subscriber’s investment bears to the total investment amount received by Bank.

4.3  If, at any time prior to the disbursement of funds by the Escrow Agent as provided in this Section 4 of this Agreement, the Bank is advised by the Escrow Agent that the registration to sell securities of the Issuer has been suspended or revoked, that any condition of its registration permit has not been met or that any provision of the federal or state securities laws have not be complied with, then the Escrow Agent may direct the Bank not to disburse the proceeds until further notice by the Escrow Agent.

4.4  This Agreement shall terminate upon the disbursement of funds pursuant to Section 4.2; provided however, the Issuer may abandon the public offering.  Upon the receipt of a letter from the Issuer stating that the offering has been abandoned, with a copy to the Escrow Agent, the Bank is authorized to return the monies received hereunder to the Subscribers according to the amount each Subscriber contributed with interest (as calculated in Section 4.2), less interest used to satisfy Bank costs and fees, and this Agreement shall terminate upon said distribution.

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5.         Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1 The Escrow Agent shall notify the Issuer, upon request, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2 The Escrow Agent shall not be responsible for the performance by the Issuer of its respective obligations under this Agreement.

5.3 The Escrow Agent shall not be required to accept from the Issuer any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Issuer except as to the amount of such payments; however, the Escrow Agent shall notify the Issuer within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith.  Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.  The Escrow Agent, within a reasonable time, shall return to the Issuer any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

5.5 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

5.6 The Escrow Agent is acting solely as a stakeholder at the request of the Issuer and for its convenience and shall not incur any liability whatsoever, except for its own willful misconduct or bad faith.  The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence.  The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

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5.7 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

5.8 The Escrow Agent may consult with, and obtain advice from, counsel of its own choice in the event of any bona fide question as to any of the provisions hereof or the Escrow Agent's duties hereunder.  The Escrow Agent shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

5.9 The Escrow Agent shall not be bound or affected in any way by any notice of modification or cancellation of this Agreement unless written notice thereof is given to the Escrow Agent by the Issuer in accordance with this Agreement.  The Escrow Agent shall not be bound by any modifications of its obligations hereunder unless the Escrow Agent consents in writing thereto.  The Escrow Agent shall be entitled to rely upon any judgment, certification, demand, notice or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.

5.10 The Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and the Escrow Agent may assume that any person purporting to give any notice or receipt of advice or make any statement in connection herewith has been duly authorized so to do.

6.         Amendment; Resignation or Removal of Escrow Agent.  This Agreement may be altered or amended only with the written consent of the Issuer and the Escrow Agent.  The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Issuer specifying a date when such resignation shall take effect and upon delivery of the Fund to the successor escrow agent designated by the Issuer in writing.  Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice.  If the Company fails to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser, without interest thereon or deduction.  The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Fund.  The Company shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.  Upon its resignation and delivery of the Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement.  Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

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7.         Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

7.1 No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

7.3 The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities set forth in such Subscription Information.

7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5 Reasonable controls have been established and required due diligence performed to comply with "Know Your Customer" regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

8.         Fees and Expenses.  The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein.  In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

9.         Indemnification and Contribution.

9.1 The Issuer (the “Indemnitor”) agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

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9.2 If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

9.3 The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10.       Termination of Agreement.  This Agreement shall terminate on the final disposition of the Fund pursuant to Section 4, or the resignation of the Escrow Agreement pursuant to Section 6; provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11.       Governing Law and Assignment.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

12.       Disputes.  If any party timely delivers an objection notice to the Escrow Agent with respect to the disbursement of any Escrow Amounts, then the Escrow Agent shall continue to hold the Escrow Amounts, or portion thereof, in escrow and thereafter deliver it to the party entitled thereto when the Escrow Agent receives:  (a) a notice from the such party withdrawing the objection notice, (b) a notice signed by both parties directing disposition of all or such portion of the Escrow Amounts, or, if neither (a), nor (b) is applicable, (c) a judgment or order from a court of competent jurisdiction.  The Escrow Agent shall have the right in the event of any such dispute to deposit the Escrow Amounts with the clerk of the court in the jurisdiction in which it maintains its principal office.

13.       Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Issuer, at its respective address set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

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14.       Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

15.       Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile or PDF transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

16.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

17.       Amendments.  This Agreement may be waived, amended or terminated only by written notice signed by the Issuer and the Escrow Agent, but the duties or responsibilities of the Escrow Agent may not be changed without the Escrow Agent's prior written consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

VSTOCK TRANSFER, LLC

By:
Name :
Title :

Equisource Hotel Fund I, LLP

By:
Andrew Jolley, Managing Member of Equisource Management, LLC General Partner

8

EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

1.	The Issuer
Name: Equisource Hotel Fund I, LLP Address: 2009 East Windmill, Las Vegas, NV 89123 Telephone 702-240-0977

2.	The Securities
Limited Partnership Interests

3.	Minimum Amounts and Conditions Required for Disbursement of the Escrow Account
Aggregate dollar amount which must be collected before the Funds in the Escrow Account may be disbursed to the Issuer: $1,000,000 (“Minimum Offering Amount”)

4.	Plan of Distribution of the Securities
Minimum Offering Period: 120 calendar days Termination Date: 120 calendar days from the receipt of the first deposit of subscription monies into the Escrow Account

5.	Title of Escrow Account
“Equisource Hotel Fund I, LLP Escrow Account”

6.	Escrow Agent Fees and Charges

$250 payable upon execution of this Agreement and a flat fee of $2,250 payable at Closing.  In addition, the Escrow Agent shall be paid a fee of $500.00 for each additional closing.  Should the Escrow Agent continue for more than one year, the Escrow Agent shall receive a fee of $200.00 per month, payable in advance or the first business day of the month.

Distribution charges:
$10.00 per check
$25.00 per wire
$25.00 per check returned (bounced) check
$50.00 lost check replacement fee

9

EXHIBIT 10.3

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this "Agreement"), effective as of [Insert Date], is between Equisource Hotel Fund I, LLP, a Nevada limited liability partnership (the "Fund") and EquiSource Management, LLC, a Nevada limited liability company (the "Administrative Manager").

WHEREAS, the Fund desires to retain the Administrative Manager to manage the day-to-day operations and administration of the Fund.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Appointment. The Fund hereby retains the Administrative Manager to provide administrative services with respect to the day-to-day operations of the Fund, subject to the general supervision of EquiSource Management, LLC, a Nevada limited liability company (the "General Partner"). The Administrative Manager hereby accepts such retention and agrees to provide such administrative services to the Fund.

2.            Powers and Duties of the Administrative Manager. The Administrative Manager shall have all powers delegated to it by the General Partner to administer the day-to-day operations of the Fund. All services provided by the Administrative Manager to the Fund shall be performed entirely within the United States of America.

In particular, the Administrative Manager provides services to the Fund including maintaining the register of limited partnership interests of the Fund, receiving and processing subscription agreements or applications, issuing capital calls or distributions of the Fund, submitting to Investors a statement of their holdings in the Fund upon request, calculation of net asset value, maintenance of accounting reports, preparation of fmancial statements for audit purposes and related footnotes, and liaison with auditors.

3.            Administrative Management Fees. As compensation for the Administrative Manager's services rendered hereunder, the Fund shall pay a fee (the "Administrative Fee") to the Administrative Manager, quarterly in arrears, equal to one percent (1%) per annum of on the invested capital into the hotel assets owned by the Fund. The Administrative Manager may, in its discretion, designate an affiliate to receive such Administrative Fee. The Fund agrees that the Administrative Manager may elect to (a) waive the Administrative Fee in whole or in part for any investor by rebating all or a portion of such fee to such investor, and/or (b) defer receipt of all or any part of the Administrative Fee. The deferral may be structured so that deferred fees will earn a return (or suffer a reduction) based on the performance of the Fund during the deferral period but before calculation of the Administrative Fee.

4.            Other Fees and Expenses. Costs and expenses, not to exceed US$50,000, exclusive of the General Partner’s equity investment, associated with the organization and launch of the Fund will be reimbursed to the Administrative Manager by the Fund out of the proceeds of the initial subscriptions and amortized over a period of five years from launch. Organizational costs and expenses of the Fund exceeding US$50,000 shall be borne by the General Partner.

The Fund shall bear and be charged all expenses relating to the operation of the Fund and the Fund shall promptly reimburse the Administrative Manager or its affiliates to the extent such costs and expenses are paid by the Administrative Manager or its affiliates.

5.            Services to Other Clients. The Administrative Manager shall devote such business and professional time to the Fund and its purposes and objectives as shall be necessary in the reasonable opinion of the Administrative Manager to achieve the objectives of the Fund. Subject to the limitation set forth in the preceding sentence, the Administrative Manager and its officers may act and continue to act as administrative managers for others and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund.

6.            Representations of the Fund. The Fund represents and warrants to the Administrative Manager that it has the authority to enter into and perform its obligations under this Agreement.

7.            Liability and Indemnification.

7.1  Notwithstanding any other Section of this Agreement to the contrary, neither the Administrative Manager nor any of its officers, directors, employees, agents or affiliates shall be liable or responsible for any damage, loss or expense incurred by reason of any act or omission performed or omitted in good faith in a manner reasonably believed to be within the scope of the authority granted by this Agreement, by law or with the consent of the Fund and/or the General Partner, provided that the Administrative Manager or such officer, director, employee, agent or affiliate has not committed gross negligence, malfeasance or any violation of applicable law or other intentional or criminal wrongdoing with respect to such act or omission. The federal and state securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any such securities laws.

7.2  The Fund will indemnify the Administrative Manager and its officers, directors, members, managers, employees, agents and affiliates against any losses, claims, judgments, damages and liabilities, joint or several, expenses (including, without limitation, reasonable attorney's fees and disbursements), and amounts paid in settlement of any claim sustained, including by way of criminal proceedings, by the Administrative Manager or any such officer, director, member, manager, employee, agent or affiliate resulting in any way from any act or omission performed in good faith in a manner reasonably believed to be within the scope of the authority of the Administrative Manager or any such officer, director, employee, agent or affiliate granted by this Agreement, by law or with the consent of the Fund, except in the event the same resulted from the Administrative Manager's or such officer's, director's, member's, manager's, employee's, agent's or affiliate's gross negligence, malfeasance or any violation of applicable law or other intentional or criminal wrongdoing with respect to such act or omission. The securities laws of the United States and its states may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any such securities laws.

7.3  For purposes of this Agreement, the term "gross negligence" shall mean the intentional failure by one person to perform a manifest duty in reckless disregard of the consequences as affecting the life or property of another person.

8.            Confidentiality. The Administrative Manager shall regard as confidential all information concerning the affairs of the Fund, but shall be permitted to disclose to third parties the fact that the Administrative Manager is performing administrative management activities on the Fund's behalf.

9.            Term and Termination. This Agreement shall remain in effect perpetually, provided, however, that any party may terminate this Agreement by giving to the other parties at least ninety (90) days prior written notice and that this Agreement shall terminate without further action by any party upon dissolution of the Fund.

10.          Non-assignment. No party shall assign (within the meaning of the United States Investment Advisers Act of 1940) this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

11.         Entire Agreement. This Agreement, including Schedule A attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

12.          Amendments and Waivers. This Agreement may only be amended by a writing signed by all parties. The parties may, by written consent, waive, either prospectively or retrospectively, and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No waiver of any right by any party hereto shall be construed as a waiver of the same or any other right at any other time.

13.          Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class mail, email, or sent by courier or telefax with confirmation of transmission to the other party or parties, as applicable, at the address set forth on Schedule A or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

14.          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Nevada without giving effect to its principles of conflicts of law.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

By:		By:
Name:	EquiSource Management, LLC	Name:	Andrew Jolley
Its:	General Partner	Title:	Managing Member
Name:	Andrew Jolley
Title:	Managing Member

Andrew Jolley, Managing Member of	Andrew Jolley, Managing Member of

Equisource Management, LLC	Equisource Management, LLC

General Partner

Equisource Hotel Fund I, LLP

SCHEDULE A

to

ADMINISTRATIVE SERVICES AGREEMENT

as of July 31, 2013

Addresses EquiSource Management, LLC 2009 E. Windmill Lane Las Vegas, NV 89123 Equisource Hotel Fund I, LLP 2009 E. Windmill Lane Las Vegas, NV 89123

[This page intentionally left blank.]

EXHIBIT 10.4

On this 15th Day of July, 2013, Andrew Jolley (“Mr. Jolley”) as the sole holder of the one outstanding unit referred to as the “Limited Partnership Interest” of Equisource Hotel Fund I, LLP, (the “Company”) redeems and returns such Limited Partnership Interest to the Company with no further claims to such Limited Partnership Interest.

For consideration already received, Mr. Jolley hereby redeems the Limited Partnership Interest. The Company may, with no additional liability to the Mr. Jolley, resell such Limited Partnership Interest in accordance with any and all offering documents of the Company.

/s/ Andrew Jolley
Andrew Jolley

EXHIBIT 10.5

Agreement for Additional Paid in Capital

This agreement (“Agreement”) is entered into as of this 24th day of July, 2013 (the “Effective Date”), by and between Equisource Hotel Fund I, LLP (“Company”) and Equisource Management, LLC (“Purchaser”);

R E C I T A L S:

A.	Purchaser, who is the General Partner of the Company, wishes to maintain a capital account balance of a minimum of $50,000 in the Company;
B.
As a condition of certain state securities regulations, the General Partner must maintain a capital account balance at a minimum of $50,000 until the Company is no longer a “development stage” company; and

C.	As of the date of this Agreement, the Purchaser maintains a capital account balance of $15,500.

NOW THEREFORE, in reliance on the foregoing recitals and in consideration of the mutual covenants and undertakings contained herein and subject to and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

Investment of Additional Capital.  Purchaser hereby agrees to invest additional capital into the company upon the terms and conditions specified herein.

Investment Amount.  The General Partner shall pay to the Company thirty four thousand, five hundred dollars ($34,500) payable by check at the Closing (as defined herein).

Closing.  Delivery of and payment for the Shares (the “Closing”) shall take place at the offices of Company any time prior to the delivery of the funds from the Company’s escrow account (“Escrow Account”) maintained at Citibank and with its escrow agent being VStock Transfer (“Escrow Agent”) or such other date, place and time as may otherwise be agreed upon in writing by the parties hereto (the “Closing Date”).

Delivery, Payment and Exchange.  At the Closing, (a) Company shall deliver to Purchaser a bank statement from the Escrow Agent that the Escrow Account has a current balance of $1,000,000 or greater that is to be delivered to the Company within the terms and conditions as expressed in the agreement between the Escrow Agent and the Company (“Escrow Agreement”), and (b) Purchaser shall deliver to Seller a check in the amount of the Investment Amount.

Escrow Agreement. This Agreement shall become an exhibit to the Escrow Agreement and the performance of duties herein described for the Company and the General Partner shall become a condition precedent for funds in the Escrow Account to be released to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Andrew Jolley
Andrew Jolley,
Equisource Management, LLC

/s/ Andrew Jolley
Andrew Jolley,
Equisource Hotel Fund I, LLP

Acknowledged by:

/s/ Yoel Goldfeder
Yoel Goldfeder,
VStock Transfers, Escrow Agent